UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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KLA-Tencor Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 13, 2008

To the Stockholders:

YOUR VOTE IS IMPORTANT

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA-Tencor Corporation (the “Company”), a Delaware corporation, will be held on Thursday, November 13, 2008 at 1:00 P.M., local time, in Multipurpose Rooms East and West in Building Three of the Company’s Milpitas facility, located at Three Technology Drive, Milpitas, California 95035, for the following purposes:

1.	To elect three Class I Directors to each serve for a three-year term, each until his successor is duly elected.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on September 30, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Sincerely,

Richard P. Wallace
Chief Executive Officer
Milpitas, California

October 9, 2008

All stockholders are cordially invited to attend the Annual Meeting in person; however, to assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy card and return it in the enclosed envelope or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy card or voted by telephone or via the Internet.

ANNUAL MEETING OF STOCKHOLDERS

OF

KLA-TENCOR CORPORATION

To be held on November 13, 2008

PROXY STATEMENT

QUESTIONS AND ANSWERS REGARDING PROXY SOLICITATION AND VOTING

Why am I receiving these materials?	The Board of Directors of KLA-Tencor Corporation (“KLA-Tencor,” the “Company” or “we”) is providing these proxy materials to you in connection with KLA-Tencor’s Annual Meeting of Stockholders to be held on Thursday, November 13, 2008 at 1:00 P.M., local time. As a stockholder of record, you are invited to attend the Annual Meeting, which will be held in Multipurpose Rooms East and West in Building Three of the Company’s Milpitas facility, located at Three Technology Drive, Milpitas, California 95035. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement.

These proxy solicitation materials, together with the Company’s Annual Report for fiscal year 2008, were first mailed on or about October 9, 2008 to all stockholders entitled to vote at the Annual Meeting. KLA-Tencor’s principal executive offices are located at One Technology Drive, Milpitas, California 95035, and our telephone number is (408) 875-3000.

How may I obtain KLA-Tencor’s Annual Report?	A copy of our Annual Report on Form 10-K for fiscal year 2008 is available free of charge on the Internet from the Securities and Exchange Commission’s website at http://www.sec.gov, as well as on our website at http://ir.kla-tencor.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who may vote at the Annual Meeting?	You may vote if our records showed that you owned shares of KLA-Tencor Common Stock as of September 30, 2008 (the “Record Date”). At the close of business on that date, we had a total of 170,627,492 shares of Common Stock issued and outstanding, which were held of record by approximately 698 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.

The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the Annual Meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting.

What proposals are being voted on at the Annual Meeting?	In addition to such other business as may properly come before the Annual Meeting or any adjournment thereof, the following two proposals will be presented at the Annual Meeting:

1.	Election of three Class I Directors to each serve for a three-year term; and

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009.

How can I vote if I own shares directly?	If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. You may vote in accordance with the instructions described below. If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your shares in the following ways:

1.	By Telephone: Use the toll-free telephone number provided on the proxy card prior to 11:59 P.M. EST on November 12, 2008 (specific instructions for using the telephone voting system are on the proxy card);

2.	By Internet: Use the Internet voting site listed on the proxy card prior to 11:59 P.M. EST on November 12, 2008 (specific instructions for using the Internet voting system are on the proxy card);

3.	By Mail: Complete, sign, date and mail the proxy card in the postage paid envelope that we have provided, for delivery to the Company prior to 11:59 P.M. EST on November 12, 2008 (specific instructions for mailing are on the proxy card); or

4.	In Person: Attend the Annual Meeting and vote your shares in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions.

If you vote by mail, telephone or Internet without giving specific voting instructions, your shares will be voted FOR Proposal One (the election of the nominees listed herein for the Board of Directors) and FOR Proposal Two (the ratification of our independent registered public accounting firm). When proxies are properly dated, executed and returned (whether by returned proxy card, telephone or Internet), the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

How may I vote if my shares are held in a stock brokerage account, or by a bank or other nominee?	If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee is considered the stockholder of record with respect to those shares. Your broker or nominee should be forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker on how to vote and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

Can I change my vote?	You may change your vote at any time prior to the vote at the Annual Meeting. To change your proxy instructions if you are a stockholder of record, you must:

•	Advise our General Counsel in writing at our principal executive office, before the proxy holders vote your shares, that you wish to revoke your proxy instructions; or

•	Deliver proxy instructions dated after your earlier proxy instructions as follows:

a.	By Phone: Use the toll-free telephone number provided on the proxy card to vote again prior to 11:59 P.M. EST on November 12, 2008 (specific instructions for using the telephone voting system are on the proxy card);

b.	By Internet: Use the Internet voting site listed on the proxy card to vote again prior to 11:59 P.M. EST on November 12, 2008 (specific instructions for using the Internet voting system are on the proxy card);

c.	By Mail: Complete, sign and date another proxy card bearing a later date and deliver such proxy card prior to 11:59 P.M. EST on November 12, 2008 (specific instructions for mailing are on the proxy card); or

d.	In Person: Attend the Annual Meeting and vote your shares in person.

Who will bear the cost of this proxy solicitation?	We will pay the cost of this proxy solicitation. KLA-Tencor has retained the services of D.F. King & Company to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. We estimate that we will pay D.F. King fees of approximately $7,500 for this solicitation activity, forwarding solicitation material to beneficial and registered stockholders and processing the results. Certain of our Directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone.

Can my broker vote my shares if I do not instruct him or her how I would like my shares voted?	Yes. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and your record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, the record holder will be entitled to vote your shares in its discretion on Proposal One (Election of Directors) and Proposal Two (Ratification of Independent Registered Public Accounting Firm).

Are abstentions and broker non-votes counted?	Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and are also treated as shares entitled to vote at the Annual Meeting (“Votes Cast”).

Since abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of Directors), abstentions will have the same effect as a vote against the proposal (other than the election of Directors).

Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

How does the Board of Directors recommend that I vote?	The Board of Directors recommends that stockholders vote as follows:

1.	“FOR” the election of the three nominated Class I Directors to the Board of Directors: Robert M. Calderoni, John T. Dickson and Kevin J. Kennedy; and

2.	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009.

Will any other business be transacted at the Annual Meeting?	We are not aware of any matters to be presented other than those described in this Proxy Statement. In the unlikely event that any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote.

What happens if the Annual Meeting is adjourned or postponed?	If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions.

Can I present other business to be transacted from the floor at the Annual Meeting?	Any stockholder may present a matter from the floor of the meeting for consideration at a meeting of stockholders so long as certain procedures are followed. Under our bylaws, as amended, a stockholder notice must ordinarily be received by KLA-Tencor (Attention: General Counsel) at least 120 days prior to the anniversary of the mailing date of the prior year’s proxy statement. The deadline for submitting a stockholder notice with respect to a matter to be brought from the floor of the Annual Meeting, as provided in the proxy statement that we filed with the Securities and Exchange Commission (the “SEC”) on October 11, 2007, was June 13, 2008. For the annual meeting for the fiscal year ending June 30, 2009, a stockholder notice must be received by KLA-Tencor (Attention: General Counsel) no later than June 11, 2009.

What is required in a stockholder’s notice to present other business to be transacted?	The stockholder’s notice must set forth, as to each proposed matter, the following:

1.	A brief description of the proposed matter and reasons for conducting such business at the meeting;

2.	Name and address of the stockholder, as they appear on KLA-Tencor’s books;

3.	The class and number of shares of KLA-Tencor that are beneficially owned by the stockholder;

4.	Any material interest of the stockholder in such business; and

5.	Any other information that is required to be provided by such stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Can I still present other business to be transacted if my notice is deficient?	If the stockholder notice is not in compliance with the requirements set forth in our bylaws, the presiding officer of the meeting may refuse to acknowledge the matter.

What is the deadline for stockholder proposals in connection with the next Annual Meeting?	Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and the provisions of our bylaws. We must receive stockholder proposals that are intended to be presented by such stockholders at our next Annual Meeting of Stockholders (related to our fiscal year ending June 30, 2009) no later than June 11, 2009 to be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting.

Stockholder proposals that are not intended to be included in our proxy materials for such meeting, but that are to be presented by the stockholder from the floor of the meeting are subject to the advance notice provisions set forth above under “Can I present other business to be transacted from the floor at the Annual Meeting?” and other requirements set forth in the proxy rules established by the SEC and the provisions of our bylaws.

How may I obtain a copy of KLA-Tencor’s bylaws?	For a free copy of KLA-Tencor’s bylaws, please contact our Investor Relations department at (408) 875-3600 or visit our website at http://ir.kla-tencor.com and fill out a request form. A copy of our bylaws is also available free of charge on the Internet from the SEC’s website at http://www.sec.gov.

What should I do if I receive more than one set of voting materials?	You may request delivery of a single copy of our future proxy statements and annual reports by writing to the address below or calling our Investor Relations department at the telephone number below. Stockholders may also request electronic delivery of future proxy statements by writing to the address below, calling our Investor Relations department at (408) 875-3600 or via our website at http://ir.kla-tencor.com.

May I get additional copies of these materials?	Certain stockholders who share an address are being delivered only one copy of this Proxy Statement. You may receive additional copies of this Proxy Statement without charge by sending a written request to KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Requests may also be made by calling our Investor Relations department at (408) 875-3600.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Company has a classified Board of Directors with three classes. At each annual meeting, a class of Directors is elected for a full term of three years to succeed those Directors whose terms expire at the annual meeting. At this Annual Meeting, the terms of the Class I Directors are expiring. If there is a nominee for a class other than the class which is up for election, such nominee, upon election, is added to the designated class and serves out the remainder of the term for that class.

The three incumbent Class I Directors that are up for re-election at the Annual Meeting are Robert M. Calderoni, John T. Dickson and Kevin J. Kennedy. Director Lida Urbanek also serves as a Class I Director as of the date of this Proxy Statement and will continue to serve in such capacity until the date of the Annual Meeting. However, on September 13, 2008, Ms. Urbanek notified the Company of her decision not to stand for re-election at the Annual Meeting.

The four incumbent Class II Directors are Robert P. Akins, Robert T. Bond, Kiran M. Patel and David C. Wang. The Class II Directors will serve until the annual meeting of stockholders to be held in 2009 or until their respective successors are duly elected and qualified.

The three incumbent Class III Directors are Edward W. Barnholt, Stephen P. Kaufman and Richard P. Wallace. The Class III Directors will serve until the annual meeting of stockholders to be held in 2010 or until their respective successors are duly elected and qualified.

Nominees	The term of the three current Class I Directors that are up for re-election at the Annual Meeting will expire on the date of the Annual Meeting. The three Class I Directors are nominated for election at the Annual Meeting. The Nominating and Governance Committee, consisting solely of independent Directors as determined under the rules of The NASDAQ Stock Market, recommended the Class I Director nominees, each of whom is an incumbent Director, as set forth in this Proposal One. Based on that recommendation, the members of the Board of Directors unanimously resolved to nominate such individuals for election.

The three nominees for election as Class I Directors by the stockholders are:

•	Robert M. Calderoni;

•	John T. Dickson; and

•	Kevin J. Kennedy.

If elected, the nominees for Class I Directors will serve as Directors until the Company’s annual meeting of stockholders in 2011, each until his successor is duly elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or a vacancy occurs before the election, the proxies may be voted for such substitute nominees as the Board of Directors may designate. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or who will decline to serve as a Director.

Vote Required and Recommendation	If a quorum is present and voting, the three nominees for Class I Directors receiving the highest number of affirmative votes will be elected as Class I Directors. Votes withheld from any Director and broker non-votes are counted for purposes of determining the presence or absence of a quorum but have no other legal effect on the selection of nominees for Directors. Anyone who is elected as a Director in any uncontested election by a plurality and not a majority of votes cast will promptly tender his or her resignation to the Board of Directors, subject to acceptance, after certification of the election results. The Nominating and Governance Committee will make a recommendation to the Board of Directors whether to accept or reject the resignation or take some other appropriate action, taking into account any stated reasons why stockholders withheld votes and any other factors which the Nominating and Governance Committee determines in its sole discretion are relevant to such decision. The Board of Directors will in its sole discretion act on the recommendation of the Nominating and Governance Committee within 90 days after the date of certification of the election results. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board of Directors regarding his or her resignation.

THE MEMBERS OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” EACH OF THE CLASS I DIRECTOR NOMINEES, WITH THE DIRECTORS WHO ARE NOMINEES ABSTAINING.

INFORMATION ABOUT THE DIRECTORS AND THE NOMINEES

The following table sets forth certain information with respect to the Company’s Board of Directors as of the date of this Proxy Statement:

	Principal Occupation of Board Members During the Past Five Years	Age

Nominees for Election as Class I Directors

Robert M. Calderoni	Robert M. Calderoni has been a Director of KLA-Tencor since March 2007. He has served as Chairman of the Board of Directors of Ariba, Inc. since July 2003 and as Chief Executive Officer and a Director of Ariba since 2001. From 2001 to 2004, Mr. Calderoni also served as Ariba’s President and, before that, as Ariba’s Executive Vice President and Chief Financial Officer. From 1997 to 2001, he served as Chief Financial Officer at Avery Dennison Corporation. He is also a member of the Board of Directors of Juniper Networks, Inc.	48

John T. Dickson	John T. Dickson has been a Director of KLA-Tencor since May 2007. Mr. Dickson is the former President and Chief Executive Officer of Agere Systems, Inc., a position he held from August 2000 until October 2005. Prior to that, he held positions as the Executive Vice President and Chief Executive Officer of Lucent’s Microelectronics and Communications Technologies Group; Vice President of AT&T Corporation’s integrated circuit business unit; Chairman and Chief Executive Officer of Shographics, Inc.; and President and Chief Executive Officer of Headland Technology Inc. Mr. Dickson is also a member of the Boards of Directors of National Semiconductor Corporation, Mettler-Toledo International Inc. and Frontier Silicon, Ltd.	62

Kevin J. Kennedy	Kevin J. Kennedy has been a Director of KLA-Tencor since May 2007. Mr. Kennedy has been the Chief Executive Officer of JDS Uniphase Corporation since September 2003 and has served as a member of the Board of Directors of JDS Uniphase since November 2001. From August 2001 to September 2003, Mr. Kennedy was the Chief Operating Officer of Openwave Systems, Inc. Prior to joining Openwave, Mr. Kennedy served seven years at Cisco Systems, Inc., most recently as Senior Vice President of the Service Provider Line of Business and Software Technologies Division, and 17 years at Bell Laboratories. Mr. Kennedy also serves on the Board of Directors of Polycom, Inc.	52

Class I Director Not Standing for Re-Election

Lida Urbanek	Lida Urbanek has been a Director of KLA-Tencor since April 1997. Ms. Urbanek is a private investor. She was a Director of Tencor Instruments from August 1991 until April 1997 (when it was merged into KLA-Tencor). On September 13, 2008, Ms. Urbanek notified the Company of her decision not to stand for re-election at the Annual Meeting.	65

	Principal Occupation of Board Members During the Past Five Years	Age

Class II Directors

Robert P. Akins	Robert P. Akins has been a Director of KLA-Tencor since May 2008. Mr. Akins is a co-founder of Cymer, Inc. and has served as Cymer’s Chairman and CEO since its inception in 1986. Cymer is a leading supplier of excimer light sources for deep ultraviolet photolithography systems used in the semiconductor manufacturing process. Mr. Akins also served as Cymer’s President from its inception until May 2000. He currently serves on the boards of directors of SEMI (Semiconductor Equipment and Materials International) and SEMI North America.	57

Robert T. Bond	Robert T. Bond has been a Director of KLA-Tencor since August 2000. From April 1996 to January 1998, Mr. Bond served as Chief Operating Officer of Rational Software Corporation. Prior to that, he held various executive positions at Rational Software Corporation. Mr. Bond was employed by Hewlett-Packard Company from 1967 to 1983 and held various management positions during his tenure there. Mr. Bond also serves on the Board of Directors of MontaVista Software.	65

Kiran M. Patel	Kiran M. Patel has been a Director of KLA-Tencor since May 2008. Mr. Patel serves as Senior Vice President and General Manager, Consumer Tax Group of Intuit Inc., a provider of personal finance and small business software. Mr. Patel previously served as Intuit’s Senior Vice President and Chief Financial Officer. Before Intuit, he was Executive Vice President and CFO of Solectron Corporation from August 2001 to September 2005. He previously worked for Cummins Inc. for 27 years in a variety of finance and business positions, most recently as CFO and Executive Vice President.	60

David C. Wang	David C. Wang has been a Director of KLA-Tencor since May 2006. Mr. Wang has served as President, Boeing-China, of The Boeing Company (“Boeing”) since 2002. Prior to joining Boeing, he spent 22 years at General Electric Company (“GE”), where he worked in various capacities, including most recently as Chairman and Chief Executive Officer of GE China. In addition, Mr. Wang served in executive positions with GE in Singapore, Malaysia and Mexico. Prior to joining GE, Mr. Wang held various engineering positions at Emerson Electric Co. He currently resides in Beijing and also serves on the Board of Directors of Terex Corporation, as well as a number of non-profit boards, including the Beijing International MBA Program Advisory Board at Beijing University and Junior Achievement China.	64

	Principal Occupation of Board Members During the Past Five Years	Age

Class III Directors

Edward W. Barnholt	Edward W. Barnholt has been a Director of KLA-Tencor since 1995, and was named Chairman of the Board of Directors of KLA-Tencor in October 2006. From March 1999 to March 2005, Mr. Barnholt was President and Chief Executive Officer of Agilent Technologies, Inc. (“Agilent”) and from November 2002 to March 2005, he was Chairman of the Board of Directors of Agilent. On March 1, 2005, Mr. Barnholt retired as the Chairman, President and Chief Executive Officer of Agilent. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard Company’s Test and Measurement Organization. He was elected Senior Vice President of Hewlett-Packard Company in 1993 and Executive Vice President in 1996. Mr. Barnholt also serves on the Boards of Directors of Adobe Systems Incorporated and eBay Inc. He also serves on the Board of Trustees of the Packard Foundation and the Boards of Directors of The Tech Museum of Innovation and Silicon Valley Leadership Group.	65

Stephen P. Kaufman	Stephen P. Kaufman has been a Director of KLA-Tencor since November 2002. Mr. Kaufman has been a Senior Lecturer at the Harvard Business School since January 2001. He was a member of the Board of Directors of Arrow Electronics, Inc. (“Arrow”) from 1984 to May 2003. From 1986 to June 2000, he was Chief Executive Officer of Arrow. From 1985 to June 1999, he was also Arrow’s President. From 1994 to June 2002, he was Chairman of the Board of Directors of Arrow. Mr. Kaufman also serves on the Boards of Directors of Harris Corporation and Thermo Fisher Scientific Inc.	66

Richard P. Wallace	Richard P. Wallace has been a Director and the Chief Executive Officer of KLA-Tencor since January 2006. Mr. Wallace was President and Chief Operating Officer from July 2005 through December 2005. He was Executive Vice President of the Customer Group from May 2004 to July 2005. Mr. Wallace was Executive Vice President of the Wafer Inspection Group from July 2000 to May 2004. From July 1999 to June 2000, he was the Group Vice President for Lithography and Films. From April 1998 to June 1999, he was Vice President and General Manager of the Mirage Group. From 1995 to March 1998, Mr. Wallace was Vice President and General Manager of the Wisard division. He currently serves as a member of the Board of Directors of Semiconductor Equipment and Materials International (SEMI), an industry trade association. Mr. Wallace joined KLA-Tencor in 1988 as an applications engineer. Earlier in his career, he held positions with Ultratech Stepper and Cypress Semiconductor. He earned his bachelor’s degree in electrical engineering from the University of Michigan and his master’s degree in engineering management from Santa Clara University, where he also taught strategic marketing and global competitiveness courses upon his graduation.	48

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

THE FISCAL YEAR ENDING JUNE 30, 2009

Audit Committee Recommendation	The Audit Committee has the sole authority to retain or dismiss our independent auditors. The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for its fiscal year ending June 30, 2009. Before making its determination, the Audit Committee carefully considered that firm’s qualifications as independent auditors.

The Board of Directors, following the Audit Committee’s determination, unanimously recommends that the stockholders vote for ratification of such appointment.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.

Attendance at the Annual Meeting	Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees	The aggregate fees billed by PricewaterhouseCoopers LLP, KLA-Tencor’s independent registered public accounting firm, in fiscal years 2008 and 2007 were as follows:

Services Rendered/Fees	2008	2007
Audit Fees (1)	$3,450,318	$6,964,000
Audit-Related Fees (2)	$175,500	$94,000
Total Audit and Audit-Related Fees	$3,625,818	$7,058,000
Tax Compliance	$686,378	$427,000
Tax Planning and Consulting	$137,615	$97,000
Total Tax Fees (3)	$823,993	$524,000
All Other Fees (4)	$4,260	$2,000

(1)	For professional services rendered for the audits of annual financial statements set forth in KLA-Tencor’s Annual Reports on Form 10-K for fiscal years 2008 and 2007, the review of quarterly financial statements included in KLA-Tencor’s Quarterly Reports on Form 10-Q for fiscal years 2008 and 2007, and fees for services related to statutory and regulatory filings or engagements. Fees for fiscal year 2007 include fees of $3.3 million for services rendered in connection with the restatement of previously filed financial statements to correct past accounting for stock options.

(2)	For fiscal years 2008 and 2007, assurance and related services related to accounting consultations and for services rendered in connection with acquisition due diligence.
(3)	For fiscal years 2008 and 2007, tax services for U.S. and foreign tax compliance, planning and consulting.
(4)	For fiscal years 2008 and 2007, fees for services other than those described above.

Pre-approval Policies and Procedures	The Audit Committee has adopted a policy regarding non-audit services provided by PricewaterhouseCoopers LLP, our independent registered public accounting firm. First, the policy ensures the independence of our auditors by expressly naming all services that the auditors may not perform and reinforcing the principle of independence regardless of the type of service. Second, certain non-audit services such as tax-related services and acquisition advisory services are permitted but limited in proportion to the audit fees paid. Third, the Chair of the Audit Committee pre-approves non-audit services not specifically permitted under this policy and the Audit Committee reviews the annual plan and any subsequent engagements. Thus, all of the services described above under audit-related fees, tax fees and all other fees were approved by the Audit Committee pursuant to its pre-approval policies and procedures.

On a quarterly basis, management provides written updates to the Audit Committee with regard to audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

Independence Assessment by Audit Committee	The Company’s Audit Committee considered and determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein is compatible with maintaining PricewaterhouseCoopers LLP’s independence and approved all non-audit related fees and services.

Vote Required and Recommendation	If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is needed to ratify the appointment of PricewaterhouseCoopers LLP as KLA-Tencor’s independent registered public accounting firm, to audit the consolidated financial statements of the Company for its fiscal year ending June 30, 2009.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2009.

OUR CORPORATE GOVERNANCE PRACTICES

At KLA-Tencor, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. In that spirit, we have summarized several of our corporate governance practices below.

Adopting Governance Guidelines	The Board of Directors has adopted a set of corporate governance guidelines to establish a framework within which it will conduct its business and to guide management in its running of your Company. The governance guidelines can be found on our website at http://ir.kla-tencor.com and are summarized below.

Monitoring Board Effectiveness	It is important that our Board of Directors and its Committees are performing effectively and in the best interests of the Company and its stockholders. The Board of Directors and each Committee are responsible for annually assessing their effectiveness in fulfilling their obligations. In addition, our Nominating and Governance Committee is charged with overseeing an annual review of the Board of Directors and its membership.

Conducting Formal Independent Director Sessions	At the conclusion of each regularly scheduled Board meeting, the independent Directors meet in executive session without KLA-Tencor management or any non-independent Directors.

Hiring Outside Advisors	The Board and each of its Committees may retain outside advisors and consultants of their choosing at the Company’s expense, without management’s consent.

Avoiding Conflicts of Interest	KLA-Tencor expects its Directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. KLA-Tencor’s credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each Director, executive and employee. In order to provide assurances to KLA-Tencor and its stockholders, KLA-Tencor has implemented standards of business conduct which provide clear conflict of interest guidelines to its employees, as well as an explanation of reporting and investigatory procedures.

Providing Transparency	KLA-Tencor believes it is important that stockholders understand our governance practices. In order to help ensure transparency of our practices, we have posted information regarding our corporate governance procedures on our website at http://ir.kla-tencor.com.

Communications with the Board of Directors	Although KLA-Tencor does not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by writing to the Company at KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Standards of Business Conduct	The Board of Directors has adopted Standards of Business Conduct for all of the Company’s employees and Directors, including the Company’s principal executive and senior financial officers. In addition, the Company has established a confidential hotline for use by employees to report actual or suspected wrongdoing and to answer questions about business conduct. You can obtain a copy of our Standards of Business Conduct via our website at http://ir.kla-tencor.com, or by making a written request to the Company at KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. We will disclose any amendments to the Standards of Business Conduct, or waiver of a provision therefrom, on our website at the same address.

Ensuring Auditor Independence	KLA-Tencor has taken a number of steps to ensure the continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, which also has the ability to pre-approve or reject any non-audit services proposed to be conducted by our outside auditors.

Compensation Committee Interlocks and Insider Participation	The Compensation Committee currently consists of Mr. Kennedy (Chair), Mr. Akins (appointed August 6, 2008), Mr. Barnholt, Mr. Bond, Mr. Dickson and Ms. Urbanek. None of these individuals was an officer or employee of the Company at any time during fiscal year 2008 or at any other time. During fiscal year 2008, there was no instance where an executive officer of the Company served as a member of the Board of Directors or compensation committee of any entity and an executive officer of that entity served on the Company’s Board of Directors or Compensation Committee.

Stockholder Nominations to the Board	Please see “ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES—NOMINATING AND GOVERNANCE COMMITTEE.”

Majority Voting Policy	Please see “PROPOSAL ONE: ELECTION OF DIRECTORS—Vote Required and Recommendation.”

ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors	The Board of Directors of the Company held a total of 11 meetings during the fiscal year ended June 30, 2008.

All Directors other than Mr. Wallace meet the definition of independence within the meaning of The NASDAQ Stock Market director independence standards.

The Board of Directors has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Governance Committee. The Board of Directors has determined that each of the members of each of the Committees has no material relationship with the Company (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director) and is independent within the meaning of The NASDAQ Stock Market director independence standards, including in the case of the Audit Committee, the heightened “independence” standard required for such Committee members.

Each Committee meets regularly and has a written charter approved by the Board of Directors, all of which are available via our website at

http://ir.kla-tencor.com. The Board of Directors and each Committee regularly reviews the Committee charters. In addition, at each regularly scheduled Board of Directors’ meeting, a member of each Committee reports on any significant matters addressed by the Committee.

During the fiscal year ended June 30, 2008, each of the incumbent Directors, other than Mr. Dickson (who joined the Board of Directors in late fiscal year 2007, when the fiscal year 2008 Board and Committee meetings had already been scheduled, and informed the Company prior to his appointment that he would be unable to attend several of such meetings due to pre-existing commitments) and Mr. Wang, attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which such person served as a Director and (b) the total number of meetings held by all Committees of the Board on which such Director served (during the periods that each such Director served).

Although we do not have a formal policy mandating attendance by members of the Board of Directors at our annual meetings of stockholders, we do have a formal policy encouraging their attendance at annual meetings of KLA-Tencor stockholders. Six of our then-current ten members of the Board of Directors attended our annual stockholder meeting held on November 15, 2007.

For more information regarding the responsibilities of our Board Committees, please refer to the various charters which can be found on our corporate governance website located at http://ir.kla-tencor.com.

Audit Committee	At the beginning of fiscal year 2008, the Audit Committee consisted of Messrs. Bingham, Bond, Calderoni and Kaufman, with Mr. Wang having observer status and Mr. Bingham serving as the Chairman of the Committee. On August 8, 2007, Mr. Wang was appointed as a member of the Audit Committee, replacing Mr. Bond. On November 15, 2007, Mr. Calderoni was appointed as the Chairman of the Audit Committee. On May 7, 2008, Mr. Patel was appointed as a member of the Audit Committee, replacing Mr. Bingham. From May 7, 2008 through the date of this Proxy Statement, the Audit Committee has consisted of Messrs. Calderoni, Kaufman, Patel and Wang, with Mr. Calderoni serving as the Chairman of the Committee. The Board of Directors has determined that, of the current members of the Audit Committee, both Mr. Calderoni and Mr. Patel are “audit committee financial experts” within the meaning of the rules and regulations promulgated by the SEC.

The Audit Committee is responsible for appointing and overseeing the work of the Company’s independent auditors, approving the services performed by the Company’s independent auditors, and reviewing and evaluating the Company’s accounting principles and system of internal accounting controls. The Audit Committee held seven meetings during the fiscal year ended June 30, 2008 at which a quorum was present.

The Board of Directors has determined that each of the members of the Audit Committee: (1) meets the definition of independence within the meaning of NASDAQ’s director independence standards, (2) meets the definition of audit committee member independence within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934 and (3) has no material relationship with the Company (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director).

Compensation Committee	At the beginning of fiscal year 2008, the Compensation Committee consisted of Mr. Barnholt, Mr. Bond and Ms. Urbanek, with Messrs. Dickson and Kennedy having observer status and Mr. Bond serving as the Chairman of the Committee. On August 8, 2007, Messrs. Dickson and Kennedy were appointed as members of the Compensation Committee. On November 15, 2007, Mr. Kennedy was appointed as the Chairman of the Compensation Committee. On August 6, 2008, following the conclusion of fiscal year 2008, Mr. Akins was appointed as a member of the Compensation Committee. From August 6, 2008 through the date of this Proxy Statement, the Compensation Committee has consisted of Mr. Akins, Mr. Barnholt, Mr. Bond, Mr. Dickson, Mr. Kennedy and Ms. Urbanek, with Mr. Kennedy serving as the Chairman of the Committee.

The Compensation Committee reviews and either approves or recommends to the full Board of Directors (depending upon the category of the compensation and the executive involved) the Company’s executive compensation policy and administers the Company’s employee equity award plans. The Compensation Committee also reviews (and, in certain cases, approves) the cash and equity compensation for our executive officers, as well as for members of the Board of Directors. See “Compensation Discussion and Analysis—Compensation Approval Procedures” for more information concerning the procedures and processes the Compensation Committee follows in setting such compensation and implementing the various cash and equity compensation programs in effect for such individuals, including the retention of an independent compensation consultant to provide relevant market data and advice. The Compensation Committee held seven meetings during the fiscal year ended June 30, 2008.

Nominating and Governance Committee	At the beginning of fiscal year 2008, the Nominating and Governance Committee consisted of Messrs. Barnholt, Bingham and Kaufman, with Mr. Barnholt serving as the Chairman of the Committee. On May 7, 2008, Mr. Dickson was appointed as a member of the Nominating and Governance Committee, replacing Mr. Bingham. From May 7, 2008 through the date of this Proxy Statement, the Nominating and Governance Committee has consisted of Messrs. Barnholt, Dickson and Kaufman, with Mr. Barnholt serving as the Chairman of the Committee.

The Nominating and Governance Committee is primarily responsible for identifying and evaluating the qualifications of all candidates for election to the Board of Directors, as well as reviewing corporate governance policies and procedures. The Nominating and Governance Committee held five meetings during the fiscal year ended June 30, 2008.

It is the Nominating and Governance Committee’s policy to consider candidates for the Board of Directors recommended by, among other persons, the Company’s stockholders. Stockholders wishing to submit recommendations must notify the Company’s General Counsel in writing of their intent to do so and provide the Company with certain information set forth in Article II, Section 11 of our bylaws and all other information regarding nominees that is required to be provided pursuant to Regulation 14A of the Securities Exchange Act of 1934, or as otherwise requested by the Nominating and Governance Committee. In addition, stockholders may nominate candidates for the Board of Directors pursuant to the provisions of Article II, Section 11 of our bylaws and in conformance with the requirements of Regulation 14A of the Securities Exchange Act of 1934.

In considering candidates for Director nomination, including evaluating any recommendations from stockholders as set forth above, the Nominating and Governance Committee considers only candidates who have demonstrated executive experience, have experience in an applicable industry, or have significant high level experience in accounting, legal or a technical field applicable to the Company. In addition, in evaluating Director candidates, the Nominating and Governance Committee considers all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity of experience and the extent to which the candidate would fill a present need on the Board of Directors.

During fiscal year 2007, the Board of Directors approved a recommendation by the Nominating and Governance Committee to adopt a new governance policy. Under this policy, anyone who is elected as a Director in any uncontested election by a plurality and not a majority of votes cast will promptly tender his or her resignation to the Board of Directors, subject to acceptance, after certification of the election results. The Nominating and Governance Committee will make a recommendation to the Board of Directors whether to accept or reject the resignation or take some other appropriate action, taking into account any stated reasons why stockholders withheld votes and any other factors which the Nominating and Governance Committee determines in its sole discretion are relevant to such decision. The Board of Directors will in its sole discretion act on the recommendation of the Nominating and Governance Committee within 90 days after the date of certification of the election results. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board of Directors regarding his or her resignation.

The Nominating and Governance Committee regularly assesses the appropriate size and composition of the Board of Directors, and whether any vacancies on the Board are expected. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers potential candidates that may come to its attention through current members of the Board of Directors, professional search firms, stockholders or other persons. In evaluating properly submitted stockholder recommendations, the Nominating and Governance Committee uses the evaluation standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

DIRECTOR COMPENSATION

Employee Directors	Members of the Board of Directors who are employees do not receive any additional compensation for their services as Directors.

Outside Directors	Non-employee members of the Board (“Outside Directors”) receive a combination of equity and cash compensation as recommended by the Compensation Committee and approved by the Board of Directors. Equity compensation to Outside Directors is provided under the Company’s 2004 Equity Incentive Plan and, to the extent consisting of stock options, may also be provided under the Company’s 1998 Outside Director Option Plan, both of which plans were approved by the Company’s stockholders.

Outside Director Restricted Stock Unit Awards	In accordance with the Company’s current practice, each Outside Director was awarded restricted stock units at the November 15, 2007 Annual Meeting of Stockholders covering shares of the Company’s Common Stock with an aggregate fair market value of $100,000 based on the market price of the Company’s Common Stock at the time of the award ($49.11 per share). Accordingly, each Outside Director at that time received a restricted stock unit award covering 2,036 shares of Common Stock. The restricted stock units awarded to the Outside Directors at the November 15, 2007 Annual Meeting of Stockholders were made with respect to their Board service for fiscal year 2008. The restricted stock units will vest upon completion of one year of Board service measured from the date of grant, and the underlying shares will be issued immediately at that time. This policy will also be in effect with respect to the Annual Meeting.

If a new Outside Director joins the Board after the date of an annual stockholders meeting, his or her first restricted stock unit award will be granted promptly after he or she joins the Board and will be prorated to take into account the period of time from the last annual stockholders meeting to the date the new Outside Director joined the Board.

Cash Compensation	For fiscal year 2008, each Outside Director received an annual fee of $75,000 (effective beginning November 15, 2007), paid quarterly, and meeting fees of $2,500 for each Board meeting attended in person, $1,250 for each Board meeting attended by telephone conference call, $1,500 for each Committee meeting attended, and $750 for each Committee meeting attended by telephone conference call. Each Committee Chair also received an additional annual retainer. Effective beginning November 15, 2007, the additional annual retainer paid to the Chairman of the Audit Committee is $30,000, the additional annual retainer paid to the Chairman of the Compensation Committee is $20,000, and the additional annual retainer paid to the Chairman of the Nominating and Governance Committee is $10,000. Outside Directors also are reimbursed for their reasonable expenses incurred in attending Board and Committee meetings.

The cash compensation component of the Outside Director compensation program will continue to remain in effect unchanged for fiscal year 2009.

Outside Director Stock Options	Effective November 15, 2007, Outside Directors no longer receive stock options as a component of their compensation.

However, in fiscal year 2008, during the period from July 1, 2007 through November 15, 2007, the Company issued non-statutory stock options to the Outside Directors pursuant to the terms of the Company’s director compensation program that continued in effect until November 15, 2007. On each of July 31 and October 30, 2007, the Company granted a 1,250-share option grant to each Outside Director then in office as part of the Company’s former annual option grant program, under which the Company would make such quarterly grants approximately two business days following the Company’s earnings release for the prior fiscal quarter. The options granted to the Outside Directors during fiscal year 2008 have a maximum term of seven years, subject to earlier termination following the cessation of Board service, and have an exercise price per share equal to the fair market value of the Common Stock on the grant date. Each such option was fully vested and immediately exercisable upon grant. Stock option grants are no longer a component of the Company’s compensation program for Outside Directors.

Non-Executive Chairman	For fiscal year 2008, the Company’s policy was that, if the Chairman of the Board of Directors was not an executive of the Company (as was the case, with Mr. Barnholt serving as Chairman), the Chairman’s annual retainer fee would be two times the regular level for Outside Directors, and the Chairman’s equity awards (both for stock options (to the extent granted) and restricted stock units) would be 1.5 times the regular level for Outside Directors. This policy will continue to remain in effect for fiscal year 2009.

Deferred Compensation	Each Outside Director is entitled to defer all or a portion of his or her director fees, pursuant to the Company’s Executive Deferred Savings Plan, a nonqualified deferred compensation plan. Amounts credited to the plan may be allocated by the participant among 23 “deemed” investment alternatives. Of the current Outside Directors, only Mr. Barnholt, Mr. Bond and Ms. Urbanek participated in the Company’s plan during fiscal year 2008 (with only Mr. Barnholt and Ms. Urbanek making new contributions during the fiscal year).

Stock Ownership Guidelines	The Company has adopted a program, approved by the Board of Directors, pursuant to which each Outside Director will be required to own a specified minimum number of shares of Common Stock of the Company. In August 2007, the Board of Directors established the requirement that, effective as of June 30, 2009, each Outside Director must own at least a number of shares of Common Stock of the Company with a market value of at least three (3) times the annual cash retainer paid to the Directors, as that retainer may be changed from time to time. Shares of Common Stock underlying restricted stock units held by the Directors will count toward this ownership requirement.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each Outside Director during fiscal year 2008 who served on our Board of Directors during fiscal year 2008.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)		Option Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		Total ($)
Robert P. Akins	22,500	7,398		—	—		29,898

Edward W. Barnholt	179,000	149,388		67,324	—	(4)	395,712

H. Raymond Bingham	89,750	87,285	(5)	44,883	—		221,918

Robert T. Bond	100,250	99,579		44,883	—	(4)	244,712

Robert M. Calderoni	128,250	99,579		44,883	—		272,712

John T. Dickson	84,000	83,725		44,883	—		212,608

Stephen P. Kaufman	213,070	99,579		44,883	—		357,532

Kevin J. Kennedy	111,750	83,725		44,883	—		240,358

Kiran M. Patel	22,500	7,398		—	—		29,898

Lida Urbanek (6)	94,750	99,579		44,883	—	(4)	239,212

David C. Wang	165,560	115,259		44,883	—		325,702

(1)	The amounts set forth in this column represent fees earned by each Outside Director during fiscal year 2008, regardless of whether the fees were actually paid during the fiscal year. The aggregate payment amounts include the following categories of payments:

Name	Annual Retainer ($)	Board Meeting Fees ($)	Committee Meeting Fees ($)	Non-Executive Chairman of the Board— Additional Retainer ($)	Committee Chairperson— Additional Retainer ($)	Special Committee Compensation ($)	Total ($)
Robert P. Akins	18,750	3,750	—	—	—	—	22,500

Edward W. Barnholt	66,250	20,000	16,500	66,250	10,000	—	179,000

H. Raymond Bingham	66,250	13,750	9,750	—	—	—	89,750

Robert T. Bond	66,250	21,250	12,750	—	—	—	100,250

Robert M. Calderoni	66,250	20,000	12,000	—	30,000	—	128,250

John T. Dickson	66,250	12,500	5,250	—	—	—	84,000

Stephen P. Kaufman	66,250	17,500	12,000	—	—	117,320	213,070

Kevin J. Kennedy	66,250	15,000	10,500	—	20,000	—	111,750

Kiran M. Patel	18,750	3,750	—	—	—	—	22,500

Lida Urbanek	66,250	18,750	9,750	—	—	—	94,750

David C. Wang	66,250	15,000	6,750	—	—	77,560	165,560

(2)

The amounts shown are the compensation costs recognized in our financial statements for the 2008 fiscal year related to RSUs awarded to each Outside Director in the 2008, 2007 and prior fiscal years, to the extent we recognized compensation cost in the 2008 fiscal year for such awards in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-

Based Payment, referred to in this Proxy Statement as FAS 123R (except that the compensation cost amounts set forth below have not been reduced by the Company’s estimated forfeiture rate). The FAS 123R grant date fair value of each RSU award was calculated based on the fair market value of our Common Stock on the award date. The following table shows (a) for each RSU award for which compensation cost was recognized in our financial statements for the 2008 fiscal year, the RSU award date, the portion of the overall amount of the compensation cost in fiscal year 2008 attributable to that RSU award, and the grant date fair value of that award (as calculated in accordance with FAS 123R) and (b) for each Outside Director, the aggregate number of unvested shares of our Common Stock underlying all outstanding RSUs held by that Outside Director as of June 30, 2008:

Name	RSU Award Date	Compensation Cost Recognized For Award During Fiscal Year 2008 ($)	FAS 123R Grant Date Fair Value ($)	Aggregate Number of Unvested Shares of Common Stock Underlying All of Director’s RSU Awards as of June 30, 2008 (#)
Robert P. Akins	5/7/08	7,398	50,008	1,142

Edward W. Barnholt	11/15/07	93,431	149,982	3,054
	3/29/07	55,956	75,018

H. Raymond Bingham	11/15/07	49,994	99,988	—
	3/29/07	37,291	49,994

Robert T. Bond	11/15/07	62,288	99,988	2,036
	3/29/07	37,291	49,994

Robert M. Calderoni	11/15/07	62,288	99,988	2,036
	3/29/07	37,291	49,994

John T. Dickson	11/15/07	62,288	99,988	2,036
	5/9/07	21,438	24,988

Stephen P. Kaufman	11/15/07	62,288	99,988	2,036
	3/29/07	37,291	49,994

Kevin J. Kennedy	11/15/07	62,288	99,988	2,036
	5/9/07	21,438	24,988

Kiran M. Patel	5/7/08	7,398	50,008	1,142

Lida Urbanek	11/15/07	62,288	99,988	2,036
	3/29/07	37,291	49,994

David C. Wang	11/15/07	62,288	99,988	2,036
	3/29/07	37,291	49,994
	2/14/07	15,681	24,993

(3)

The amounts shown are the compensation costs recognized for financial statement reporting purposes for the fiscal year ended June 30, 2008, in accordance with FAS 123R, of stock options granted to each Outside Director during the 2008 fiscal year. The compensation expense reflects the fact that each option granted to an Outside Director is fully vested immediately upon grant, with no forfeiture adjustments. Assumptions used in the calculation of the FAS 123R grant date fair value of each of the options granted to the Outside Directors during the 2008 fiscal year are included in Note 7 to the Company’s consolidated financial statements for the fiscal year ended June 30, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on August 7, 2008. The following table shows (a) for each option grant for which compensation cost was recognized in our financial statements for the 2008 fiscal year, the grant date, the exercise price, and the grant date fair value of that option (as calculated in accordance with FAS 123R) and (b) for each Outside Director, the aggregate number of shares subject to all outstanding options held by that Outside Director as of June 30, 2008:

Name	Grant Date	Exercise Price ($)	FAS 123R Grant Date Fair Value ($)	Number of Shares Subject to All Outstanding Options Held as of June 30, 2008 (#)
Edward W. Barnholt	10/30/07	52.84	32,794	79,582
	7/31/07	56.79	34,529

H. Raymond Bingham	10/30/07	52.84	21,863	2,500
	7/31/07	56.79	23,020

Robert T. Bond	10/30/07	52.84	21,863	61,250
	7/31/07	56.79	23,020

Robert M. Calderoni	10/30/07	52.84	21,863	3,750
	7/31/07	56.79	23,020

John T. Dickson	10/30/07	52.84	21,863	2,500
	7/31/07	56.79	23,020

Stephen P. Kaufman	10/30/07	52.84	21,863	41,250
	7/31/07	56.79	23,020

Kevin J. Kennedy	10/30/07	52.84	21,863	2,500
	7/31/07	56.79	23,020

Lida Urbanek	10/30/07	52.84	21,863	82,916
	7/31/07	56.79	23,020

David C. Wang	10/30/07	52.84	21,863	6,250
	7/31/07	56.79	23,020

(4)	During fiscal year 2008, the investment returns on the deferred compensation accounts under the Company’s Executive Deferred Savings Plan for these Outside Directors were negative and are therefore not considered above market for purposes of the Director Compensation Table and not reported in the Director Compensation Table above.

(5)	Mr. Bingham resigned from the Company’s Board effective as of May 7, 2008. In connection with Mr. Bingham’s resignation, in accordance with the Company’s policy adopted in February 2008 by the Compensation Committee of the Board (as set forth in the Current Report on Form 8-K filed by the Company with the SEC on May 8, 2008), the Company accelerated vesting of certain of Mr. Bingham’s unvested stock awards and cancelled certain other awards. The amount in the table set forth above reflects the actual charges taken by the Company with respect to Mr. Bingham’s stock awards during fiscal year 2008, excluding any compensation cost that was forfeited in connection with Mr. Bingham’s cessation of service.

(6)	Ms. Urbanek has notified the Company of her decision not to stand for re-election to the Company’s Board of Directors at the Annual Meeting.

INFORMATION ABOUT EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of the executive officers of KLA-Tencor as of the date of this Proxy Statement.

Name and Position	Principal Occupation of the Executive Officers During the Past Five Years	Age
Richard P. Wallace Chief Executive Officer	Please see “INFORMATION ABOUT THE DIRECTORS AND THE NOMINEES—Class III Directors.”	48

Mark P. Dentinger Executive Vice President & Chief Financial Officer	Mark P. Dentinger joined KLA-Tencor in September 2008 as the Company’s Executive Vice President and Chief Financial Officer. Prior to joining KLA-Tencor, from February 2005 to April 2008, Mr. Dentinger most recently served as Executive Vice President and Chief Financial Officer for BEA Systems, Inc., until the company was acquired by Oracle Corporation. Mr. Dentinger was with BEA Systems for a total of nine years, during which he managed all aspects of finance, investor relations, legal, facilities, and information technology, among various other financial roles within the company. Prior to BEA Systems, Mr. Dentinger served in various financial management positions at Compaq Computer Corporation (now Hewlett-Packard) for six years, culminating in his appointment as director of finance, high performance systems manufacturing in 1996. Mr. Dentinger received his bachelor of science degree in economics from St. Mary’s College of California and his M.B.A. in finance from the University of California at Berkeley. He is a Certified Public Accountant in the State of California.	45

Brian M. Martin Senior Vice President, General Counsel & Corporate Secretary	Brian M. Martin joined KLA-Tencor in April 2007 as the Company’s Senior Vice President, General Counsel and Corporate Secretary. Prior to joining KLA-Tencor, Mr. Martin served in senior legal positions at Sun Microsystems, Inc. for ten years, most recently as Vice President, Corporate Law Group, responsible for legal requirements associated with Sun’s corporate securities, mergers, acquisitions and alliances, corporate governance and Sarbanes-Oxley compliance, and litigation management. Mr. Martin also supported Sun’s worldwide sales activities and for several years served as its chief antitrust counsel. Prior to his career at Sun, Mr. Martin was in private practice where he had extensive experience in antitrust and intellectual property litigation. Mr. Martin earned his bachelor’s degree in economics from the University of Rochester and his J.D. from the State University of New York at Buffalo Law School.	46

Name and Position	Principal Occupation of the Executive Officers During the Past Five Years	Age
Virendra A. Kirloskar Chief Accounting Officer	Virendra A. Kirloskar has served as the Company’s Chief Accounting Officer since March 2008. Mr. Kirloskar rejoined the Company as Vice President and Corporate Controller in May 2003 and served in that role until March 2008, other than the period from August 2006 to August 2007 during which he held management responsibilities within KLA-Tencor India. Prior to that, from June 2002 to April 2003, Mr. Kirloskar served as corporate controller of Atmel Corporation, a designer and manufacturer of semiconductor integrated circuits. Mr. Kirloskar also held various finance positions within KLA-Tencor from 1993 to 1999. Mr. Kirloskar received his bachelor’s degree in commerce from the University of Pune, India and his master’s degree in business administration from the University of Massachusetts Amherst.	45

John H. Kispert President & Chief Operating Officer	John H. Kispert has been President and Chief Operating Officer since January 2006 and also served as the Company’s Chief Financial Officer from March 2008 to September 2008. Prior to that, from July 2000 to January 2006, Mr. Kispert served as Chief Financial Officer and Executive Vice President of the Company. From July 1999 to July 2000, he was Vice President of Finance and Accounting, and he was Vice President of Operations for the Wafer Inspection Group from February 1998 to July 1999. Mr. Kispert joined KLA-Tencor in February 1995 and has held a series of other management positions within the Company. Mr. Kispert received his bachelor’s degree in political science from Grinnell College and his master’s degree in business administration from the University of California, Los Angeles. Please note that, effective January 1, 2009, Mr. Kispert will no longer be an employee of the Company.	45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

Principal Stockholders

As of September 2, 2008, based on our review of filings made with the SEC, we are aware of the following entities being beneficial owners of more than 5% of the Company’s Common Stock:

Name and Address (1)	Number of Shares Beneficially Owned (1)	Percent of Shares Beneficially Owned (2)
Capital Group International, Inc.	23,846,070	13.9%
11100 Santa Monica Blvd.
Los Angeles, CA 90025

Capital Guardian Trust Company	12,681,580	7.4%
11100 Santa Monica Blvd.
Los Angeles, CA 90025

Capital International Limited	9,666,660	5.6%
11100 Santa Monica Blvd.
Los Angeles, CA 90025

Capital Research Global Investors	17,314,000	10.1%
333 South Hope Street
Los Angeles, CA 90071

The Growth Fund of America, Inc.	12,940,000	7.5%
333 South Hope Street
Los Angeles, CA 90071

Janus Capital Management LLC	14,380,819	8.4%
141 Detroit Street
Denver, CO 80206

(1)	Based on information provided pursuant to Schedules 13D and 13G filed with the SEC.
(2)	Based on 171,729,661 outstanding shares of the Company’s Common Stock as of September 2, 2008.

Management

The following table sets forth the beneficial ownership of the Company’s Common Stock as of September 2, 2008 by all current Directors, each of the named executive officers set forth in the Summary Compensation Table, and all current Directors and executive officers as a group. Except for shares held in brokerage accounts which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from those accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness. Shares that become issuable under outstanding restricted stock units upon satisfaction of the applicable vesting requirements are not included in the table but are indicated in footnotes 15 and 16 to such table:

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Class (1)
Richard P. Wallace (2)(15)	400,757	*
Robert P. Akins (16)	—	*
Edward W. Barnholt (3)(16)	80,582	*
Robert T. Bond (4)(16)	63,250	*

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Class (1)
Robert M. Calderoni (5)(16)	3,750	*
John T. Dickson (6)(16)	2,500	*
Stephen P. Kaufman (7)(16)	42,250	*
Kevin J. Kennedy (8)(16)	2,500	*
Kiran M. Patel (16)	—	*
Lida Urbanek (9)(16)	1,390,831	*
David C. Wang (10)(16)	6,250	*
John H. Kispert (11)(15)	315,390	*
Brian M. Martin (15)	301	*
Virendra A. Kirloskar (12)(15)	25,665	*
Bin-ming Benjamin Tsai (15)	3,942	*
Jeffrey L. Hall (13)	3,109	*
All current Directors and executive officers as a group (15 persons) (14)	2,334,026	1.35%

*	Less than 1%.
(1)	Based on 171,729,661 outstanding shares of the Common Stock of the Company as of September 2, 2008. In addition, shares of our Common Stock subject to options that are presently exercisable or will become exercisable within 60 days after September 2, 2008 are deemed to be outstanding for the purpose of computing the percentage ownership of a person or entity in this table, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.
(2)	Includes 343,627 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 2, 2008, and 51,806 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 2, 2008.
(3)	Includes 79,582 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 2, 2008.
(4)	Includes 61,250 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 2, 2008.
(5)	Includes 3,750 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 2, 2008.
(6)	Includes 2,500 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 2, 2008.
(7)	Includes 41,250 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 2, 2008.
(8)	Includes 2,500 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 2, 2008.
(9)	Includes 77,916 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 2, 2008. Of the 1,390,831 shares reflected as beneficially owned by Ms. Urbanek in the table above, 1,271,414 shares are held in trust for the benefit of Ms. Urbanek’s family, and 29,555 shares are held by the Urbanek Family Foundation.
(10)	Includes 6,250 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 2, 2008.
(11)	Includes 251,533 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 2, 2008, 55,417 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 2, 2008, and 6,667 shares which are held in trust for the benefit of Mr. Kispert’s family.

(12)	Includes 20,801 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 2, 2008, and 4,000 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 2, 2008.
(13)	Former officer of the Company. Reflects number of outstanding shares of the Company’s Common Stock held by Mr. Hall as reported in the Form 4 most recently filed by or on behalf of Mr. Hall with the SEC with respect to the Company’s Common Stock, plus subsequent purchases of the Company’s Common Stock by Mr. Hall under the Company’s Employee Stock Purchase Plan.
(14)	Includes options to purchase an aggregate of 890,509 shares of Common Stock of the Company held by the current officers and Directors which are presently exercisable or will become exercisable within 60 days of September 2, 2008, and 111,223 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 2, 2008.
(15)	As of September 2, 2008, the named executive officers listed below each held unvested restricted stock units (which units were not scheduled to vest within 60 days after September 2, 2008 and therefore are not included in the beneficial ownership table above). Each restricted stock unit will entitle that officer to one share of the Company’s Common Stock upon satisfaction of the applicable service or performance vesting requirement in effect for that unit.

Name	Number of Shares Subject to Unvested Restricted Stock Units
Richard P. Wallace	329,096
John H. Kispert	182,707
Brian M. Martin	61,922
Virendra A. Kirloskar	40,100
Bin-ming Benjamin Tsai	115,688

(16)	As of September 2, 2008, the non-employee Directors listed below each held restricted stock units that were either (a) unvested and not scheduled to vest within 60 days after September 2, 2008 or (b) vested (or scheduled to vest within 60 days after September 2, 2008) but not deliverable until a future date more than 60 days after September 2, 2008. These units are not included in the beneficial ownership table above. Each restricted stock unit will entitle that Director to one share of the Company’s Common Stock at a designated time following satisfaction of the applicable service vesting requirement in effect for that unit.

Name	Number of Shares Subject to Unvested Restricted Stock Units	Number of Shares Subject to Vested Restricted Stock Units Not Yet Deliverable
Robert P. Akins	1,142	—
Edward W. Barnholt	3,054	2,403
Robert T. Bond	2,036	1,935
Robert M. Calderoni	2,036	935
John T. Dickson	2,036	439
Stephen P. Kaufman	2,036	1,935
Kevin J. Kennedy	2,036	439
Kiran M. Patel	1,142	—
Lida Urbanek	2,036	1,935
David C. Wang	2,036	1,431

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, Board members, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC, and such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that during fiscal 2008 all executive officers, Board members and greater than ten percent stockholders of the Company complied with all applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy	The philosophy of the Compensation Committee on executive compensation is that it should be designed to:

•

Attract, retain, and reward executive officers and other key employees (“Executives”) who contribute to the overall success of the Company by offering compensation packages that are competitive with those offered by other employers with which KLA-Tencor competes for executives of similar education and experience;

•	Support accomplishment of the Company’s business strategies, objectives and initiatives;

•

Have a substantial portion of annual compensation (in the form of performance-based bonus payments and equity awards) be contingent upon the Company’s financial performance and an individual’s contribution to the Company’s success; and

•	Align the interests of Executives with the long-term interests of stockholders.

The Compensation Committee utilizes a holistic approach to the determination of executive compensation packages that takes into account a number of data sources and factors, including the highly cyclical nature of the industries in which the Company operates and the compensation data described under “Market Data” below, and the Compensation Committee engages in extensive deliberation every year to set target performance levels appropriate for that particular year. The Compensation Committee applies this philosophy in determining appropriate executive compensation levels and other compensation factors, and reaches its decisions with a view towards the Company’s overall financial performance.

An important element of the Compensation Committee’s deliberations is the condition of the markets in which the Company participates, including the anticipated economic environment over the course of the fiscal year. As a result, the Company’s fiscal year 2009 compensation program has been structured to reflect the challenging economic conditions currently being experienced in the semiconductor capital equipment market and related industries and the importance of minimizing Company expenses during this challenging period. For example, salary increases for fiscal year 2009 for all employees, including the Executives, will not take effect until January 1, 2009. In addition, the bonus payout multiples payable under the fiscal year 2009 Performance Bonus Plan have been lowered at each level of Company performance relative to the applicable year’s target (for example, bonus payouts to the Executives at less than target even if the Company achieves its target operating results), which would generally result in total cash compensation for the Executives in fiscal year 2009 that is lower than fiscal year 2008 total cash compensation for similar performance relative to the applicable year’s target operating results.

Named Executive Officers	The executive officers listed in the “Summary Compensation Table” that follows this description of the Company’s compensation programs are (a) Richard P. Wallace, the Company’s principal executive officer; (b) Jeffrey L. Hall and John H. Kispert, each of whom served as the Company’s principal financial officer for a portion of fiscal year 2008; (c) Brian M. Martin (the Company’s Senior Vice President, General Counsel and Corporate Secretary) and Virendra A. Kirloskar (the Company’s Chief Accounting Officer), the Company’s two other executive officers as of June 30, 2008; and (d) Bin-ming Benjamin Tsai, currently the Company’s Executive Vice President and Chief Technology Officer, who served as an executive officer for a portion of fiscal year 2008 and who would have been required to be disclosed as one of the Company’s three most highly compensated executive officers (other than the Company’s principal executive officer and principal financial officer) had he continued to serve as an executive officer as of June 30, 2008. These individuals listed in the “Summary Compensation Table” are referred to in this section as the “named executive officers.” Please note that, effective January 1, 2009, Mr. Kispert will no longer be an employee of the Company.

Structural Changes in Compensation in Fiscal Years 2008 and 2009	Fiscal year 2008 represented the first step of a two-year transition in the structure of the Company’s compensation programs—a transition that the Company has implemented in order to simplify the Company’s compensation structure and align it with those offered by peer companies. In fiscal year 2007, the Company maintained two separate cash bonus plans, which were structured to provide significant upside (up to 350% of target bonus amounts) in total cash compensation in years of outstanding corporate performance. This structure, however, created an imbalance between fixed cash compensation (i.e., base salary) and variable cash. In the first step of this transition, in fiscal year 2008 the Board of Directors and the Compensation Committee consolidated the Company’s two cash bonus plans into a single plan and reviewed the terms of the plan to ensure that the transition in the Company’s compensation program would be smooth and would not have a significant adverse impact on the Company’s employee retention efforts.

The transition process in the Company’s compensation structure continued in fiscal year 2009. For fiscal year 2009, the independent members of the Board of Directors and the Compensation Committee, after careful consideration of peer group data and the other information described under “Market Data” below, increased key employees’ base salaries while simultaneously lowering the bonus payout multiples payable under the fiscal year 2009 Performance Bonus Plan at each level of Company performance relative to the applicable year’s target. As a result of these changes, the Executives’ total cash compensation in fiscal year 2009 will, under many scenarios, decline from the prior year—an outcome that the Compensation Committee and independent members of the Board of Directors feel is reasonable in the current economic environment within the Company’s primary industries.

Company Performance in Fiscal Year 2008	The industries served by the Company, primarily the global semiconductor and semiconductor-related industries, are highly cyclical, and fiscal year 2008 represented a challenging year throughout these industries. Worldwide demand for semiconductor equipment slowed over the course of the fiscal year, as evidenced by the sequential decline in the Company’s revenues over the four quarters of fiscal year 2008—an experience shared by other participants in the semiconductor capital equipment industry. In anticipation of this challenging business environment, the Compensation Committee set performance goals for fiscal year 2008 at levels that reflected a year-over-year decrease in the Company’s revenue and operating income from the Company’s all-time highest levels that had been achieved during the prior fiscal year. However, under the anticipated business conditions, the fiscal year 2008 performance goals, in order to be achieved, required very strong operational performance based both on the Company’s operating results and relative revenue performance compared to other companies in related industries, and were considered difficult to achieve. The Company’s performance for fiscal year 2008 achieved the established targets, largely due to the strong performance and contributions by the Company’s Executives and its other employees. As a result, as described in more detail below, the performance-based compensation earned by the Executives for fiscal year 2008 was slightly higher than the target amounts (though considerably lower than the performance-based compensation that was paid for fiscal year 2007 and also significantly lower than the maximum performance-based compensation that could have potentially been earned for fiscal year 2008) that had been established by the Compensation Committee at the beginning of the fiscal year.

Compensation Approval Procedures	Pursuant to the charter of the Compensation Committee, the Committee has the authority to approve the compensation packages for the Company’s executive officers, other than the Company’s Chief Executive Officer, without submitting them to the Board of Directors. However, with respect to the Chief Executive Officer’s compensation, the Compensation Committee must make recommendations to the independent members of the Board of Directors, and those independent Board members possess the authority to approve the Chief Executive Officer’s compensation.

In structuring the fiscal year 2008 compensation packages for all of the named executive officers (other than the Chief Executive Officer), the Compensation Committee received comprehensive industry compensation data and analysis from its independent compensation consultant (Semler Brossy Consulting Group, LLC) and initial recommendations regarding such packages from the Chief Executive Officer based upon internal performance reviews and the competitive compensation data described under the section entitled “Market Data” below. The Compensation Committee reviewed the data provided by its compensation consultant and the Chief Executive Officer’s recommendations and engaged in detailed discussions over the course of multiple meetings, in closed sessions as well as with the Chief Executive Officer, to determine the final compensation packages for the executives for fiscal year 2008. Following these discussions, the Chief Executive Officer presented final recommendations regarding the fiscal year 2008 compensation packages for the named executive officers that reflected these discussions, which recommendations were adopted by the Compensation Committee and the independent members of the Board of Directors in September 2007.

In the case of the Chief Executive Officer’s compensation, the Compensation Committee developed a proposed compensation package for fiscal year 2008 and recommended it to the Board of Directors. The independent members of the Board then discussed and, in September 2007, approved the Compensation Committee’s recommendation with respect to the fiscal year 2008 compensation for the Chief Executive Officer, who was not present and did not participate in the discussion.

The compensation levels, including base salary, performance targets, target bonus amounts and equity awards, to be in effect for the named executive officers for fiscal year 2009 were determined in August 2008.

Market Data	The Company’s ability to continue to attract and retain outstanding contributors, including its core executive team, is essential to the Company’s continuing success. In addition to considering the executive officers’ compensation relative to one another as a key factor in determining executive compensation, the Compensation Committee reviews several forms of market data to ensure that the Company is offering compensation packages that are competitive with those offered by other employers seeking to attract the same talented individuals. The Compensation Committee refers to percentile data in its analysis, but does not target specific percentile guidelines based on such market data, nor does the Compensation Committee set pre-determined allocations between annual and long-term compensation. Rather, the Compensation Committee’s emphasis is on establishing compensation packages for the Executives that, in the Committee’s judgment, are structured to achieve the goals described under “Compensation Philosophy” above. In making its determinations and recommendations with respect to executive compensation, the Compensation Committee refers to a number of different data sources.

For fiscal year 2008, the Compensation Committee used, in addition to the data described below in this “Market Data” section, a two-tiered list of peer group companies to track industry trends and practices related to compensation. The Company’s primary peer group was comprised of three global companies competing in the semiconductor manufacturing industry—Applied Materials, Inc., Lam Research Corporation and Novellus Systems, Inc. The Company’s secondary peer group consisted of Credence Systems Corporation, FEI Company, Teradyne, Inc., and Veeco Instruments Inc. The companies in the primary and secondary peer groups were selected primarily based upon their industry focus and the frequency with which they compete with the Company for the same employee candidates. The Compensation Committee placed greater emphasis on the data obtained from companies in the Company’s primary peer group than on the data obtained from those in the secondary peer group.

In meetings held in July and August 2008, the Compensation Committee conducted its annual review of the list of peer group companies that it would utilize in establishing its fiscal year 2009 compensation programs and practices. For fiscal year 2009, the Compensation Committee consolidated the primary and secondary peer groups into a single list of peer group companies. In addition, the Compensation Committee removed from the peer group three companies that had 2007 revenue of less than $500 million (Credence Systems Corporation, FEI Company and Veeco Instruments Inc.) and replaced them with two larger companies more comparable in size to the Company (ASML Holdings and Varian Semiconductor Equipment, Inc.). Accordingly, for fiscal year 2009, the Company’s peer group is comprised of Applied Materials, Inc., Lam Research Corporation, Novellus Systems, Inc., Teradyne, Inc., ASML Holdings and Varian Semiconductor Equipment, Inc. Before adopting these changes to the composition of the Company’s peer group, the Compensation Committee analyzed prior years’ data using both sets of peer group companies to ensure that the change would not introduce any inappropriate bias in the market analysis utilized by the Compensation Committee in determining annual compensation levels.

The Compensation Committee reviews the compensation programs and practices of its peer group companies to obtain additional information to identify compensation trends and practices. Data regarding these peer group companies is primarily obtained through searches of publicly available information, such as the proxy filings of the relevant companies. The market data consists primarily of base salary and total cash compensation rates, as well as incentive bonus and stock programs of other companies considered by the Compensation Committee to be peers in the Company’s industry. In addition, the Company subscribes to the Radford Executive Survey (with a focus on high technology companies with revenue between $1 billion to $3 billion, as well as certain other selected companies within the Company’s relevant industries) and the Computer and High Performance Systems (CHiPS) Executive Survey to obtain additional data concerning target cash compensation levels.

Among the various types of market data considered by the Compensation Committee in its deliberations, the Compensation Committee reviews percentile data to understand the spectrum of compensation packages offered by other similarly situated companies. In doing so, the Compensation Committee references the data points that represent the median to 75th percentile, with an emphasis on the lower end of that range when reviewing base salary data, but structuring the Executives’ packages so that total compensation can be at or above the higher end of that range in years of strong Company performance.

Advisor to the Compensation Committee	The Compensation Committee retains an independent compensation consultant to provide the Committee with independent, objective analysis and professional opinions on executive compensation matters. This consultant, Semler Brossy Consulting Group, LLC (the “Independent Consultant”), reports directly to the Chair of the Compensation Committee and performs no other work for the Company.

The Independent Consultant generally attends all meetings of the Compensation Committee in which evaluations of the effectiveness of overall executive compensation programs are conducted or in which compensation for executive officers is analyzed or approved. During fiscal year 2008, the Independent Consultant’s duties included providing the Compensation Committee with relevant market and industry data and analysis, reviewing all materials and participating in the meetings in which the Compensation Committee made decisions regarding changes to executive compensation for fiscal year 2008. In fulfilling these duties, the Independent Consultant met, as needed and with the knowledge of the Chairman of the Compensation Committee, with the Company’s Chief Executive Officer, Senior Vice President of Human Resources, General Counsel and Chief Financial Officer.

Elements of Executive Officer Compensation	The primary elements of the Company’s compensation packages are base salary, cash incentive bonuses (which are included as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table) and equity awards.

As noted above under the heading “Structural Changes in Compensation in Fiscal Years 2008 and 2009” and as described in more detail below, as part of a two-year transition process in establishing a simplified and more competitive compensation structure, a higher percentage of the named executive officers’ target cash compensation for fiscal year 2009 has been allocated in the form of fixed compensation (salary) and, at each level of corporate performance relative to the applicable performance target, a lower percentage to variable performance-based compensation. For example, if the Company were to achieve 100% of its targeted operating income in both fiscal years 2008 and 2009 (assuming, in each case, no incremental bonus payments attributable to relative revenue growth), the Company’s Chief Executive Officer’s base salary would have represented 40% of his total cash compensation for fiscal year 2008, as compared to 51.4% of his total cash compensation in fiscal year 2009. In implementing this change, the Compensation Committee intends for the executives’ compensation packages to continue to reward individual and corporate performance with meaningful variable compensation, yet also provide the executives’ with a higher minimum level of cash compensation to ensure that the Company’s compensation packages will remain competitive with those of other employers even in times of challenging business conditions.

Base Salary:

The Compensation Committee engages in annual reviews of the base salaries of the Executives. To develop his recommendations regarding the fiscal year 2008 base salaries for the named executive officers (other than his own base salary), Mr. Wallace, the Company’s Chief Executive Officer, reviewed a wide range of relevant market compensation information provided by the Company’s Senior Vice President of Human Resources and the Independent Consultant, as described under the heading “Market Data,” as well as each Executive’s job responsibilities, level of experience and short-term and long-term performance and contribution to the Company’s business. Following that review, Mr. Wallace made recommendations to the Compensation Committee regarding the base salary for each named executive officer (other than his own) for fiscal year 2008, in each case as part of an overall proposed compensation package for the applicable officer. The Compensation Committee reviewed the data provided by the Independent Consultant and the Chief Executive Officer’s recommendations and engaged in detailed discussions over the course of multiple meetings, in closed sessions as well as with the Chief Executive Officer, to determine the components of the final compensation packages for the executives for fiscal year 2008. The process for establishing the fiscal year 2008 base salary for the Chief Executive Officer was similar, except that Mr. Wallace was not involved in the process, so the Compensation Committee received all of its compensation data directly from the Independent Consultant and the Company’s Senior Vice President of Human Resources and then made recommendations regarding Mr. Wallace’s fiscal year 2008 base salary to the independent members of the Board of Directors for approval. The Compensation Committee and the independent members of the Board of Directors exercised their discretion and judgment based upon the data provided, and no specific formula was applied to determine the weight of each data point.

Base salaries for the named executive officers for fiscal year 2008 were determined in August of 2007. For fiscal year 2008, the base salaries of the Company’s named executive officers (except as noted below) were increased over the applicable salary for the prior fiscal year as follows:

Name and Principal Position (1)	Annual Base Salary Rate as of June 30, 2007 ($)	Annual Base Salary Rate as of June 30, 2008 ($)		Percentage Increase
Richard P. Wallace	669,500	700,000		4.6%
Chief Executive Officer

John H. Kispert	566,500	590,000		4.1%
President & Chief Operating Officer

Bin-ming Benjamin Tsai	375,000	390,000		4.0%
Executive Vice President & Chief Technology Officer

Jeffrey L. Hall	309,000	321,000	(2)	3.9%
Former Senior Vice President & Chief Financial Officer

(1)	Messrs. Martin and Kirloskar have been excluded from the table above. Mr. Martin was hired by the Company in April 2007 at an annual base salary rate of $325,000 and, accordingly, his base salary was not adjusted in August 2007 for the 2008 fiscal year and remained unchanged as of June 30, 2008. Mr. Kirloskar was not an executive officer of the Company as of June 30, 2007, so his compensation was not subject to the Compensation Committee’s approval processes then in effect, as such processes are described above under the heading “Compensation Approval Procedures.” Mr. Kirloskar’s annual base salary rate as of June 30, 2008 was $270,000, reflecting the adjustment to his base salary in March 2008 in connection with his promotion at that time.
(2)	Mr. Hall resigned from his positions with the Company effective March 31, 2008 and was therefore no longer employed by the Company as of June 30, 2008. The annual base salary rate set forth in this column reflects Mr. Hall’s base salary as in effect on the date that his employment terminated.

In August 2008, applying the fiscal year 2009 review process and criteria described above under the heading “Compensation Approval Procedures,” the Compensation Committee recommended, and the Board of Directors approved, an increase to Mr. Wallace’s annual base salary for fiscal year 2009 to $800,000 (an increase of 14.3% over Mr. Wallace’s annual base salary rate as of June 30, 2008). The Compensation Committee also approved salary increases for fiscal year 2009 for Messrs. Martin, Kirloskar and Tsai equal to an average increase of 7.6%. These increases are higher than the Company’s typical historical annual increases in base salaries, but they are consistent with the Compensation Committee’s shift to make the named executive officers’ overall compensation more competitive with the market by increasing fixed compensation as a percentage of the executives’ total cash compensation at each level of Company performance relative to the applicable year’s target, as described in the section above entitled “Structural Changes in Compensation in Fiscal Years 2008 and 2009.” As a result of these changes, although base salaries are being increased in fiscal year 2009, total targeted cash compensation at each level of corporate performance relative to the applicable year’s target is generally expected to decrease year over year from fiscal year 2008 to 2009, as disclosed in greater detail under “Cash Incentive Bonuses—

The Company’s Performance Bonus Plan for Fiscal Year 2009.” Factors such as role, scope of responsibilities and complexity of the position, as well as market data for similar positions at comparator companies, were used to determine the amount of the increase to each executive officer’s base salary.

The increases in base salary for fiscal year 2009 will not take effect until January 1, 2009, as part of the Company’s continuing efforts to reduce operating expenses during the current challenging business environment.

Cash Incentive Bonuses:

Fiscal Year 2008 Performance Bonus Plan:

Prior to fiscal year 2008, the Company maintained a bonus structure that consisted of two separate bonus plans—an Executive Incentive Plan and an Outstanding Corporate Performance Executive Bonus Plan. However, in August 2007, in an effort to simplify the operation of the Company’s annual bonus structure, the Board of Directors eliminated the two separate bonus plan structure and established the Company’s performance and payout targets in effect for fiscal year 2008 so that the Executives’ annual cash bonuses would be paid under a single bonus plan—the Company’s Performance Bonus Plan (the “Bonus Plan”), an incentive bonus plan administered in conformity with Section 162(m) of the Internal Revenue Code.

Under the fiscal year 2008 Bonus Plan, Executives were eligible to earn a cash bonus based on the Company’s achievement of key financial and strategic Company goals as well as individual performance. For fiscal year 2008, the Compensation Committee reviewed the Bonus Plan as to Executives and then made a recommendation to the Board of Directors and submitted the Bonus Plan to the Board for approval.

All of the named executive officers participated in the Bonus Plan for fiscal year 2008. The initial determination under the Bonus Plan is the establishment of a target award for each participating Executive, which the Compensation Committee set as a percentage of the Executive’s base salary. For fiscal year 2008, to establish these target awards, the Compensation Committee and the independent members of the Board of Directors considered a wide range of market data (described under “Market Data” above), as well as the allocation of total compensation (both between base salary and variable bonus compensation, and between cash and non-cash compensation), competitive factors and the payout structure under the Company’s fiscal year 2008 Bonus Plan. After reviewing that information, the Compensation Committee and independent members of the Board of Directors approved target awards under the fiscal year 2008 Bonus Plan for the named executive officers as follows:

Name and Principal Position	Target Bonus Award Under Bonus Plan (as a Percentage of Base Salary Paid During FY08) (1)
Richard P. Wallace	100%
Chief Executive Officer

John H. Kispert	90%
President & Chief Operating Officer

Brian M. Martin	50%
Senior Vice President, General Counsel & Corporate Secretary

Virendra A. Kirloskar	55%(2)
Chief Accounting Officer

Bin-ming Benjamin Tsai	70%
Executive Vice President & Chief Technology Officer

Jeffrey L. Hall	60%
Former Senior Vice President & Chief Financial Officer

(1)	These target percentages, when multiplied by the payout percentage (determined by the Company’s actual performance relative to pre-determined target financial results) provided for under the Bonus Plan for the applicable fiscal year, generate the Executive’s actual bonus payment amount.
(2)	Mr. Kirloskar was added as a participant in the Bonus Plan for fiscal year 2008 effective March 31, 2008, the effective date of his promotion to the position of Chief Accounting Officer and his designation as an executive officer of the Company. At that time, Mr. Kirloskar’s target bonus award for fiscal year 2008 was established as 55% of the amount of base salary earned by Mr. Kirloskar from such effective date through the end of fiscal year 2008.

The actual bonuses paid under the Bonus Plan for fiscal year 2008 were dependent upon the financial performance of the Company and the contributions by the participating Executive (the individual performance multiplier is described in more detail below). Funding of the Bonus Plan was contingent upon the Company’s attainment of a pre-determined threshold amount of operating margin (including stock-based compensation charges and excluding expenses related to acquisitions, one-time charges and deal-related amortization).1 Actual bonus payments were based on a calculation matrix that measured both operating margin and relative revenue growth (relative to an index of the revenue growth of 27 semiconductor capital equipment manufacturers2, measured over the same period) for fiscal year 2008. The financial targets selected for use under the Bonus Plan for fiscal year 2008 were designed to reward strong financial performance by the Company,

[1]	The satisfaction of this pre-determined threshold operating margin level triggers full funding of the Bonus Plan, and of each participating Executive’s maximum potential bonus opportunity, for purposes of Section 162(m) of the Internal Revenue Code.
[2]	Originally 30 companies at the time of adoption of the fiscal year 2008 Bonus Plan, but reduced to 27 following the completion of fiscal year 2008 due to acquisitions during the year or unavailability of information.

measured in absolute terms, while also reflecting the Company’s continuing emphasis on outperforming its competitors and other similarly situated companies. The Company believes that the use of these measures of financial and strategic success serve to closely align the interests of our executive officers with those of our stockholders.

In the establishment of the Bonus Plan for fiscal year 2008, the proposed financial metrics and payout percentages for the Bonus Plan were developed by the Company’s Chief Executive Officer, Chief Financial Officer and Senior Vice President of Human Resources, with the assistance of the Independent Consultant, and were subsequently submitted as recommendations to the Compensation Committee and then to the independent members of the Board of Directors for approval. The Compensation Committee, reviewing the recommendations provided by the Company as well as data provided directly to the Compensation Committee by the Independent Consultant, initially determined the threshold amount of operating margin for the upcoming fiscal year upon which the Bonus Plan would be funded and then identified a range of potential results for the Company’s relative revenue growth and operating margin for the upcoming fiscal year. The Compensation Committee then attached bonus payout percentages for various combinations of financial results within those ranges.

At the beginning of fiscal year 2008, many semiconductor capital equipment market analysts predicted that fiscal year 2008 might be a period of declining customer demand in the industry. The Compensation Committee considered these anticipated market trends in establishing the various threshold and target performance results for fiscal year 2008. As a result, whereas the Compensation Committee had set targets for fiscal year 2007 that, for example, would only have been achieved by generating operating income that exceeded the Company’s next highest year’s total by over 25% (a target that was ambitious but possible under the then-existing market conditions), the threshold and target levels that the Compensation Committee established for fiscal year 2008, while equally ambitious in light of the changed market conditions, were set at performance thresholds that were lower than those set for the prior year.

After the conclusion of the fiscal year, once the Compensation Committee determined that the Company had satisfied its threshold level of operating margin, the Compensation Committee reviewed the Company’s relative revenue growth and, after pairing that data with the Company’s operating margin, calculated the applicable payout percentage. The Compensation Committee or the independent Board members (as applicable) then had the discretion to adjust the actual bonus amount that would otherwise be due upon the attainment of the performance targets, downward to as low as 80% of such amount or upward to as high as 120% of such amount (but in no event to more than the maximum bonus amount payable under the plan (i.e., the amount deemed to be earned upon satisfaction of the Section 162(m) threshold)), based on their assessment of the officer’s performance for the year.

For the fiscal year 2008 Bonus Plan, the potential bonus payouts ranged from 0% (if the Company were to generate operating margin of less than $463 million) up to 325% (if the Company were to meet or exceed its operating margin from the prior fiscal year while also growing revenue significantly faster than the Company’s comparator group) of the participating Executives’ target bonus amount. For fiscal year 2008, in calculating the Company’s operating margin for purposes of the Bonus Plan, the Compensation Committee included stock-based compensation expense but excluded expenses related to acquisitions, one-time charges and deal-related amortization.

In establishing the relevant thresholds and payout criteria for the fiscal year 2008 Bonus Plan, the Board of Directors and the Compensation Committee set the relevant thresholds and criteria so that the plan would:

•	Not pay out at all unless the Company’s operating margin for that fiscal year exceeded $463 million;

•

Pay out at 100% of target if the Company achieved operating margin of $540 million while growing revenue at a rate that was at least 5% greater than the average growth rate of the Company’s comparator group, or if the Company achieved $617 million in operating margin with revenue growth at the same rate as its comparator group;

•	Pay out at 150% of target if the Company achieved operating margin of $771 million while growing revenue at a rate that was the same as the average growth rate of the Company’s comparator group; and

•

Pay out at the maximum level of 325% of target if the Company’s operating margin for fiscal year 2008 exceeded $810 million while also growing revenue at a substantially faster rate than its comparator group (for example, relative revenue growth of at least 10% greater than the average comparator growth rate at Company operating margin of $810 million, or relative revenue growth of at least 5% greater than the comparator group at Company operating margin of $925 million).

For fiscal year 2008, despite extremely challenging market conditions and a period of declining customer demand in the semiconductor capital equipment industry, the Company posted very strong results, generating operating margin in the amount of $666 million, and grew revenue at a rate that was 5% greater than the average growth rate of the companies in the Company’s comparator group. As a result, the Company’s financial performance for fiscal year 2008 resulted in a payout pursuant to the Bonus Plan equal to 141% of target, subject to upward or downward adjustment (if any) based on individual performance.

Individual Bonus Payout Amounts for Fiscal Year 2008:

As a result of the Company’s strong financial performance during fiscal year 2008, the Bonus Plan provided for payment of bonuses at 141% of target (though considerably less than the maximum bonus amount potentially payable under the plan). All named executive officers who were eligible to receive payments under the fiscal year 2008 Bonus Plan, other than the Company’s Chief Executive Officer, were awarded an individual performance multiplier of 100%, meaning that such officers had generally met their individual objectives and expectations and, therefore, the Compensation Committee did not elect to adjust any of such executives’ bonus payout for fiscal year 2008, upward or downward, based on individual performance criteria. However, with respect to Mr. Wallace, the independent members of the Board of Directors determined that, as a result of Mr. Wallace’s contributions to the Company’s success during the year, his individual performance multiplier would be 110%, yielding a total bonus payout to Mr. Wallace of 155.1% (i.e., 110% multiplied by 141%) of his target bonus amount. Please see Note 11 to the Summary Compensation Table for the payout amounts to each named executive officer under the Bonus Plan with respect to their performance during fiscal year 2008.

The Company’s Performance Bonus Plan for Fiscal Year 2009:

In August 2008, the Compensation Committee and, with respect to the Company’s Chief Executive Officer, the independent members of the Board of Directors established the Company performance targets and bonus potentials (at threshold, target and maximum payout levels) in effect for fiscal year 2009 under the Bonus Plan. The performance targets for fiscal year 2009 are tied to the Company’s operating margin and relative revenue growth (again, relative to an index of the revenue growth of 27 semiconductor capital equipment manufacturers, measured over the same period), with targets set at levels that the independent members of the Board of Directors, the Compensation Committee and the Company believe will be very challenging to achieve. Following the close of fiscal year 2009, the Compensation Committee (or, in the case of the Company’s Chief Executive Officer, the independent members of the Board of Directors) will determine the actual bonus amount for each named executive officer participating in the fiscal year 2009 Bonus Plan based on the actual levels at which the performance targets for that year are attained. To calculate an Executive’s actual bonus payment, the Executive’s target bonus amount will be multiplied by the payout percentage set forth in the fiscal year 2009 Bonus Plan, which will be determined based upon the Company’s actual performance level for the year. The Compensation Committee or the independent Board members (as applicable) will have the discretion to adjust the actual bonus amount that would otherwise be due upon the attainment of the performance targets, based on their assessment of the executive’s performance for fiscal year 2009. The actual bonus amounts (if any) will be paid within ninety days after the close of the fiscal year.

For fiscal year 2009, as previously noted, the payout percentages under the Bonus Plan have been significantly reduced from fiscal year 2008 payout percentages at each level of comparable Company performance in relation to the applicable year’s target operating results, in an effort to reduce the Company’s compensation expenses in light of the challenging business conditions currently facing the semiconductor capital equipment industry. So, for example, the Company’s achievement of target operating income in fiscal year 2009 (if revenue grows at the same rate as the average growth rate for the Company’s comparator group) will result in a payout under the fiscal year 2009 Bonus Plan of only 70% of the Executives’ target bonus amounts. As a result, while many of the Executives’ target bonus percentages (as a percentage of base salary) have increased in fiscal year 2009 as compared to their target percentages in fiscal year 2008, such increases are offset by the lower payout percentages provided for under the fiscal year 2009 Bonus Plan (as compared to the fiscal year 2008 Bonus Plan for comparable levels of Company performance relative to target), such that the Executives’ total cash compensation in fiscal year 2009 will generally decline from the prior year for similar performance relative to the year’s target—an outcome that the Compensation Committee and independent members of the Board of Directors feel is reasonable in the current economic environment within the Company’s primary industries.

The following named executive officers will participate in the Company’s Performance Bonus Plan for fiscal year 2009, with bonus potentials at the following minimum, threshold, target and maximum payout levels:

	Award Level
Name and Principal Position	Minimum ($)	Threshold ($)(1)	Target ($)(2)	Maximum ($)
Richard P. Wallace	0	432,000	708,750	3,037,500
Chief Executive Officer

John H. Kispert (3)	0	212,400	371,700	1,593,000
President & Chief Operating Officer

Brian M. Martin	0	95,200	162,925	698,250
Senior Vice President, General Counsel & Corporate Secretary

Virendra A. Kirloskar	0	73,008	125,307	537,030
Chief Accounting Officer

Bin-ming Benjamin Tsai	0	142,400	233,800	1,002,000
Executive Vice President & Chief Technology Officer

(1)	The threshold amount is calculated as the minimum amount payable under the fiscal year 2009 Performance Bonus Plan to the applicable named executive officer if the initial performance threshold is satisfied, multiplied by 80% (which represents the largest possible downward adjustment, based on individual performance criteria, that may be made by the Compensation Committee or the independent members of the Board of Directors (as applicable) under the terms of the fiscal year 2009 Performance Bonus Plan).
(2)	The target amounts set forth in this table are equal to the product of (a) the Executive’s target bonus (the percentage of the Executive’s anticipated base salary for fiscal year 2009 that has been approved by the Compensation Committee or the independent members of the Board of Directors, as applicable), multiplied by (b) 70%, which reflects the actual payout percentage of the Executives’ target bonus amounts under the fiscal year 2009 Bonus Plan for Company achievement of target operating income for the year (if revenue grows at the same rate as the average growth rate for the Company’s comparator group). This structure of 70% payout for target operating results is part of the Company’s overall effort to reduce expenses for fiscal year 2009 in light of the challenging business conditions currently facing the semiconductor capital equipment industry.
(3)	Please note that, effective January 1, 2009, Mr. Kispert will no longer be an employee of the Company and will therefore not be eligible to participate in the fiscal year 2009 Performance Bonus Plan. Mr. Kispert will be eligible to receive certain compensation and benefits in connection with his separation from the Company, as summarized in the Current Report on Form 8-K filed by the Company on August 29, 2008.

The actual bonus award (if any) will depend upon the actual level at which the performance targets for fiscal year 2009 are attained, but no executive officer will receive a bonus award under the fiscal year 2009 Performance Bonus Plan in excess of the maximum dollar award indicated for him above, and no executive officer will receive any bonus award under such plan if the Section 162(m) threshold level of Company performance (tied to operating margin) is not attained.

Equity Awards:

The Company’s 2004 Equity Incentive Plan permits various types of equity awards, including grants of stock options, performance shares and restricted stock units. Stock options were historically the primary form of equity award issued by the Company. However, since the beginning of fiscal year 2007, the equity awards to the Company’s executive officers have been comprised entirely of performance shares.

Several factors have contributed to this transition. The adoption by the Company of FAS 123R in 2006 gave rise to a change in the accounting treatment for stock options, which made them less attractive from an accounting point of view. Also, the Compensation Committee believes that restricted stock units and performance shares provide greater retention value than do stock options, due to the more certain value provided by such awards. Furthermore, the Compensation Committee believes that compensation plans tied to Company performance, as opposed to stock price performance, are a more appropriate way to provide incentives to Executives and reward success. Executives and other employees are more able, through their positive contributions to the Company, to directly impact the Company’s performance than the Company’s stock price. Therefore, the Compensation Committee believes that equity awards, primarily in the form of performance shares, are highly motivating, provide a major incentive for employees to build stockholder value and serve to align the interests of employees with those of stockholders.

Company Performance-Based Share Grants for Fiscal Year 2008:

The Compensation Committee used performance share awards as the primary form of equity compensation for the named executive officers for fiscal year 2008. Other than new hire or promotion grants, the Compensation Committee grants performance shares to the executive officers one time per year, typically in August. The initial determination under the performance share program is the establishment, at the beginning of each fiscal year, of target award ranges for each participating Executive and target performance metrics (operating margin, in the case of fiscal 2008) for the Company. For fiscal year 2008, such target award ranges and performance metrics were developed by the Company’s Chief Executive Officer, Chief Financial Officer and Senior Vice President of Human Resources, with the assistance of the Independent Consultant, and were subsequently submitted as recommendations to the Compensation Committee and then to the independent members of the Board of Directors for approval. These target award ranges are established with reference to the Executive’s role and responsibilities within the Company, as well as compensation data from the Radford Executive Survey and the Independent Consultant for similar positions at peer companies.

The actual payout amount of each named executive officer’s equity award (that is, the actual number of shares to be issued pursuant to the officer’s performance share award based on Company performance) was determined following the conclusion of fiscal year 2008. The Company’s actual operating margin, as compared to pre-determined levels of operating margin established at the beginning of the fiscal year, determined the percentage of the executive’s target award that would actually be issued. Achieving $385.5 million of operating margin (including stock-based compensation charges and excluding expenses related to acquisitions, one-time charges and deal-related amortization) would trigger the issuance of 50% of the target number of shares, and achieving $771 million or more of operating margin would trigger the issuance of 125% of the target number of shares. Any operating margin result between $385.5 million and $771 million would be mapped linearly between the 50% and 125% award amounts. If less than $385.5 million of operating margin were achieved, then no shares would be issued under the performance share awards for that fiscal year. The Compensation Committee reviewed the Company’s performance for fiscal year 2008 to calculate the appropriate number of shares to be issued to each participant for fiscal year 2008 and made recommendations to the independent members of the Board of Directors. The independent members of the Board of Directors then reviewed and approved the recommendations made by the Compensation Committee with respect to the number of shares to be issued to each named executive officer.

The level of operating margin for fiscal year 2008 at which the participants would receive the maximum number of shares under their performance share awards was set at $771 million—a level that would have approached the Company’s record performance from fiscal year 20073 and would have been the Company’s second-highest total in its history. This operating margin amount was considered especially aggressive, taking into consideration the industry-wide slowdown that began to impact the semiconductor capital equipment and related industries during the first quarter of fiscal year 2008 and eventually continued throughout the remainder of the fiscal year. Despite these challenging business conditions, the Company achieved operating margin of $666 million for the fiscal year. As a result, in August 2008, 104.58% of the target number of shares subject to the performance share award made to each named executive officer for fiscal year 2008 were issued, as set forth in the following table:

Name and Principal Position (A)	Minimum Shares	Target Shares		Maximum Shares	Actual Shares (Approved August 2008)
Richard P. Wallace	0	50,000		62,500	52,291
Chief Executive Officer

John H. Kispert	0	50,000		62,500	52,291
President & Chief Operating Officer

Brian M. Martin	0	3,750	(B)	4,687	3,922
Senior Vice President, General Counsel & Corporate Secretary

Bin-ming Benjamin Tsai	0	15,000		18,750	15,687
Executive Vice President & Chief Technology Officer

Jeffrey L. Hall	0	15,000		18,750	0	(C)
Senior Vice President & Chief Financial Officer

[3]	Applying the method of calculating operating margin used in the fiscal year 2008 Bonus Plan (which, unlike the 2007 Bonus Plan, included the impact of stock-based compensation charges), the Company’s operating margin for fiscal year 2007 was $777 million, representing the Company’s highest all-time profit level.

(A)	Mr. Kirloskar is not included in this table because he did not receive a performance share award for fiscal year 2008, as he was not serving as an executive officer of the Company in August 2007 when the fiscal year 2008 performance share awards were granted. His equity grant for fiscal year 2008 consisted solely of restricted stock units with no performance vesting criteria.
(B)	Mr. Martin’s fiscal year 2008 grant reflects the fact that, in May 2007, he had received a new hire grant of 28,000 shares subject to restricted stock units.
(C)	Mr. Hall ceased to be an employee of the Company effective March 31, 2008 and, in accordance with the terms of the performance share awards, was therefore not eligible to receive any shares with respect to his performance share award for fiscal year 2008.

The shares issued in accordance with the foregoing table also have a significant service vesting component. Fifty percent (50%) of the issued shares will vest two years from the date of the award, and the remaining fifty percent (50%) will vest four years from the date of the award, in each case subject to the executive’s continued employment with the Company through the applicable vesting date.

Individual Performance-Based Supplemental Share Grants for Fiscal Year 2008:

In addition to the performance share awards granted to the named executive officers for fiscal year 2008 with share payouts tied to the Company’s financial results, the Compensation Committee and the independent members of the Board of Directors also awarded supplemental grants of restricted stock units to Messrs. Wallace and Kispert. The supplemental awards had not been a component of the prior year’s compensation program and were aligned with specific strategic Company targets for fiscal year 2008, emphasizing the Company’s focus on strategic objectives.

For fiscal year 2008, each of Messrs. Wallace and Kispert was granted a supplemental grant of restricted stock units under which up to 25,000 shares of the Company’s common stock could become issuable. The actual number of shares issuable under the supplemental awards was determined following the conclusion of fiscal year 2008 with reference to Messrs. Wallace and Kispert’s success in achieving certain specific strategic objectives (which differed for the two executives and are further described below), with the number of shares potentially issuable to each of Messrs. Wallace and Kispert under those supplemental grants capped at the target share number of 25,000.

For fiscal year 2008, the number of shares issuable under the supplemental awards, as well as the criteria for issuance of such shares, were developed by the Compensation Committee, with the assistance of the Independent Consultant and the Company’s Senior Vice President of Human Resources and, in the case of Mr. Kispert’s award amount and criteria, with the assistance of Mr. Wallace, and were subsequently submitted as recommendations to the independent members of the Board of Directors for approval. The Board of Directors and the Compensation Committee structured the supplemental grants so that Messrs. Wallace and Mr. Kispert would not receive any shares under their supplemental grants, notwithstanding satisfaction of any of the strategic objectives established for each individual, unless the Company’s operating margin (as calculated for purposes of the fiscal year 2008 Bonus Plan) for fiscal year 2008 equaled or exceeded $578.2 million. In addition to that initial threshold, the Compensation Committee and the independent members of the Board of Directors established strategic objectives for each of Messrs. Wallace and Kispert, and the extent to which these objectives were satisfied would determine the actual number of shares that would become issuable to each executive under his respective supplemental award. For Mr. Wallace, his strategic objectives for fiscal year 2008 consisted of (a) making significant progress toward the Company’s achievement of its near-term product roadmap, (b) aggressively pursuing acquisition opportunities, to the extent they become available and are in the best interests of the Company and its stockholders; and (c) making significant progress on executive succession planning. For Mr. Kispert, his strategic objectives for fiscal year 2008 were comprised of (1) substantially increasing the number of tools shipped from the Company’s Singapore operations; and (2) achieving the financial, strategic and operational objectives that had been established for the first full fiscal year of post-closing operations by the Therma-Wave and ADE businesses, which were acquired by the Company during fiscal year 2007.

Following the conclusion of fiscal year 2008, the Compensation Committee reviewed the performance by the Company and by each of Messrs. Wallace and Kispert for the year to determine the appropriate number of shares to be issued to each individual and, with respect to the number of shares issuable under Mr. Wallace’s supplemental award, made recommendations to the Board of Directors. The independent members of the Board of Directors then reviewed and approved the recommendations made by the Compensation Committee with respect to the number of shares to be issued to Mr. Wallace.

As described above, despite the challenging business conditions facing the Company during fiscal year 2008, the Company achieved operating margin of $666 million for the fiscal year, thereby satisfying the initial threshold under the supplemental awards. The Compensation Committee, with respect to Mr. Kispert, and the independent members of the Board of Directors, with respect to Mr. Wallace, then reviewed each executive’s strategic objectives that had been established at the beginning of the fiscal year and determined that, taking into consideration the Company’s performance and the market conditions during fiscal year 2008, each of the objectives had been achieved. As a result, in August 2008, the maximum number of shares subject to the supplemental performance share award made to each of Messrs. Wallace and Kispert were issued, as set forth in the following table:

Name and Principal Position	Minimum Shares	Target Shares/ Maximum Shares Achievable	Actual Shares (Approved August 2008)
Richard P. Wallace Chief Executive Officer	0	25,000	25,000

John H. Kispert President & Chief Operating Officer	0	25,000	25,000

The shares issued in accordance with the foregoing table also have a significant service vesting component. Fifty percent (50%) of the issued shares will vest two years from the date of the award, and the remaining fifty percent (50%) will vest four years from the date of the award, in each case subject to the executive’s continued employment with the Company on the applicable vesting date.

Performance-Based and Service-Based Share Grants for Fiscal Year 2009:

In August 2008, the Compensation Committee and, with respect to grants to the Company’s Chief Executive Officer, the independent members of the Board of Directors approved minimum, target and maximum levels of performance share awards for the Company’s executive officers for target performance for fiscal year 2009. In addition to the base grants for each officer, the Compensation Committee also approved supplemental awards to certain of the named executive officers (Messrs. Wallace, Martin, Kirloskar and Tsai), as set forth in the table below. As with the grants for fiscal year 2008 performance, the number of shares to be issued pursuant to the base performance share awards for fiscal year 2009 will be determined in relation to the Company’s operating margin as measured against a pre-determined range of results, with potential payout of up to 100% of target.

The supplemental award to Mr. Wallace is aligned with specific strategic Company targets for fiscal year 2009, emphasizing the Company’s focus on strategic objectives. The number of shares issuable under the supplemental award to Mr. Wallace will be determined following the conclusion of fiscal year 2009 with reference to Mr. Wallace’s success in achieving certain specific strategic objectives (which differ from the objectives applicable to the base grants or the Company’s bonus plan for fiscal year 2009), with the number of shares potentially issuable under those supplemental grants capped at the target share number.

The supplemental grants to Messrs. Martin, Kirloskar and Tsai, which are expected to be one-time supplemental grants, will vest based solely on the executive’s continued service with the Company, with 50% of the shares vesting two years from the date of the award, and the remaining 50% vesting four years from the date of the award, in each case subject to the executive’s continued employment with the Company on the applicable vesting date. These service-based grants provide the participating executives with a portion of their equity-based compensation that is not tied to the Company’s operational results, which are subject to the highly cyclical nature of the industries in which the Company participates, and, in the opinion of the Compensation Committee and the Board of Directors, provide greater certainty and therefore significant retention value.

The size and vesting terms of the equity awards to the Executives are determined by the Compensation Committee after reviewing external market data to ensure that the Company’s compensation packages are competitive, while also taking into account retention issues and the portion of each Executive’s equity position that remains unvested. The minimum, target and maximum numbers of shares potentially issuable to each of the named executive officers under the performance share awards and supplemental awards made for fiscal year 2009, as approved by the Compensation Committee and the Board in August 2008, are as follows:

Name and Principal Position (1)	Type of Grant	Minimum Shares	Target Shares/ Maximum Shares Achievable
Richard P. Wallace	Base Grant	0	75,000
Chief Executive Officer	Supp. Grant	0	25,000

Brian M. Martin	Base Grant	0	15,000
Senior Vice President, General Counsel & Corporate Secretary	Supp. Grant	15,000	15,000

Virendra A. Kirloskar	Base Grant	0	8,000
Chief Accounting Officer	Supp. Grant	8,000	8,000

Bin-ming Benjamin Tsai	Base Grant	0	25,000
Executive Vice President & Chief Technology Officer	Supp. Grant	25,000	25,000

(1)	In August 2008, the Compensation Committee deferred its decision regarding any annual grant of performance shares to Mr. Kispert pending further discussions with Mr. Kispert regarding his future role and responsibilities with the Company. As announced subsequently on August 28, 2008, Mr. Kispert will no longer be an employee of the Company effective January 1, 2009 and, accordingly, will not receive a grant of performance shares with respect to his service during fiscal year 2009.

Any shares that may eventually be issued under the performance share awards for fiscal year 2009 listed above will also have a significant service vesting component. Fifty percent (50%) of any issued shares will vest two years from the date of the award, and the remaining fifty percent (50%) will vest four years from the date of the award, in each case subject to the executive’s continued employment with the Company through the applicable vesting date.

Severance Benefits and Change of Control Agreements	The Company has adopted an Executive Severance Plan that specifies the compensation and benefits that plan participants will receive in the event their employment with the Company terminates under certain defined circumstances, including a change of control. For further information, please see the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.” The Company believes that the Executive Severance Plan is essential to the long-term retention of the Company’s senior executives and enhances their commitment to the attainment of the Company’s strategic objectives. The benefits provided under the Executive Severance Plan will allow the participating executives to continue to focus their attention on the Company’s business operations and strategic plans without undue concern over their own financial situation during periods when substantial disruptions and distractions might otherwise prevail. The Company believes that the severance benefits provided under the Executive Severance Plan are fair and reasonable in light of the level of dedication and commitment the participating executive officers have rendered the Company, the contribution they have made to the Company’s growth and financial success and the value the Company expects to receive from retaining their services, including during challenging transition periods following a change of control.

Deferred Compensation	The Company maintains an Executive Deferred Savings Plan, a nonqualified deferred compensation plan, which enables eligible employees to defer all or a portion of certain components of their compensation. For further information, please see the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” The Company does not provide any defined benefit pension benefits or any other retirement benefits to named executive officers, other than the 401(k) Savings Plan available to all Company employees. Accordingly, it is the objective of the Executive Deferred Savings Plan, in conjunction with gains realized from awards made under the 2004 Equity Incentive Plan and the benefits payable under the Executive Severance Plan, to provide named executive officers with a meaningful opportunity to accumulate substantial resources to fund their retirement income.

Executive Retiree Medical Plan	Certain current and former senior executive officers who meet defined eligibility criteria, and their eligible dependents, are entitled to continued medical benefits following their retirement. To be eligible, an executive must be at least 55 years old with ten years of service with the Company, and must be in good standing with the Company at the time of his or her retirement. Eligible executives are entitled to participate until age 65. Spouses of eligible executives may also participate until age 65, but subject to a maximum participation period of 15 years. Children of eligible executives may also participate until age 19 (or age 24, for full-time students), but their eligibility terminates upon the termination of coverage for an eligible parent. The Company and the participant share the cost of the premiums of such medical coverage, with the Company’s portion of the premium being equal to the amount that it pays to provide such coverage for current employees. No named executive officers are currently eligible to participate in the program.

Perquisites and Other Compensation	The Company’s executive officers are eligible to participate in the Company’s 401(k) plan (including a Company match on employee 401(k) plan contributions) and the other employee benefit plans sponsored by the Company on the same terms and conditions that apply to all other employees, except that, with respect to the 401(k) plan, the executive officers are prohibited from investing funds in their 401(k) accounts in the Company’s Common Stock.

The Company makes only nominal use of perquisites in compensating its executive officers. All executive officers of the Company, including some former executives, are entitled to be reimbursed for the cost of professional financial services. These services include tax planning, preparation and filing, as well as financial and estate planning services, up to a maximum of $20,000 per calendar year.

Stock Ownership Guidelines	Following the conclusion of fiscal year 2008, the Company’s Board of Directors adopted revised stock ownership guidelines applicable to the Company’s executive officers. Under that policy, the Company’s executives are expected to own KLA-Tencor common stock having a minimum value, denominated as a multiple of their annual base salaries, as follows:

Title	Shares
CEO	Value of at least four times annual base salary
Pres/COO	Value of at least three times annual base salary
EVP/SVP	Value of at least two times annual base salary

Unexercised options and unearned performance shares or units do not count for purposes of measuring compliance with the ownership guidelines. The value of unvested restricted stock or stock units is included in measuring compliance. The recommended time period for reaching the guidelines is the later of (a) October 1, 2012 or (b) the fourth anniversary from when the individual becomes subject to these guidelines. With respect to the Company’s Chief Executive Officer, President and Chief Operating Officer positions, the Compensation Committee will conduct an annual review to assess compliance with the guidelines, once they become effective. Vice Presidents’ compliance will be evaluated by the Chief Executive Officer and Chief Operating Officer. The Company believes that each of its executives subject to these ownership guidelines is on schedule to be in compliance with the guidelines by the applicable deadline.

Accounting and Tax Considerations	Section 162(m) of the Internal Revenue Code disallows an income tax deduction to publicly-traded companies for compensation paid to the CEO and the three other highest paid executive officers (other than the CFO), to the extent that compensation exceeds $1 million per officer in any taxable year and does not otherwise qualify as performance-based compensation. The Company’s existing equity compensation plans, including the 2004 Equity Incentive Plan, are structured so that the compensation deemed paid to an executive officer in connection with the exercise of stock options granted under those plans should qualify as performance-based compensation. However, the Company has determined that certain of its past stock options were retroactively priced and, therefore, had exercise prices below the fair market values of the underlying shares on the grant dates of the options. Such retroactively priced options may not qualify as performance-based compensation, and the compensation deemed paid when those options are exercised may be subject to the $1 million limitation. In addition, other awards made under those plans may or may not qualify as performance-based compensation. For example, the restricted stock units granted to Messrs. Martin, Kirloskar and Tsai in August 2008 will not qualify as performance-based compensation because the vesting of those awards is tied solely to continued service over a four-year period, whereas the performance shares granted to the executive officers in fiscal years 2008 and 2009 are expected to qualify as performance-based compensation.

The Company’s annual Performance Bonus Plan is structured in a manner that will allow the Company to qualify all or part of the compensation earned under that plan as performance-based compensation. As a result, it is anticipated that a substantial portion of the incentive compensation earned by the executive officers under that plan for fiscal year 2008 should qualify as performance-based compensation and not subject to the $1 million limitation.

The Compensation Committee continues to consider steps that might be in the Company’s best interests to comply with Section 162(m). However, in establishing the cash and equity incentive compensation programs for the executive officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Clawback Policy	The Company will retroactively adjust previously awarded bonuses or vested equity compensation in the event of a restatement of financial or other performance results in accordance with the requirements of the Sarbanes-Oxley Act of 2002.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that KLA-Tencor specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and its discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Kevin J. Kennedy, Chairman1

Robert P. Akins2

Edward W. Barnholt

Robert T. Bond

John T. Dickson

Lida Urbanek

[1]	Mr. Kennedy has served as the Chairman of the Compensation Committee since November 15, 2007, replacing Mr. Bond in such role.
[2]	Mr. Akins was appointed as a member of the Compensation Committee on August 6, 2008, after the conclusion of fiscal year 2008.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended June 30, 2008 and 2007 by the Company’s Chief Executive Officer, all persons who served as Chief Financial Officer during fiscal year 2008 and each of the other executive officers whose total compensation for that fiscal year exceeded $100,000 and who were serving as executive officers as of June 30, 2008. In addition, Dr. Tsai is listed because he served as an executive officer of the Company for part of the fiscal year ended June 30, 2008 and had he continued to be designated as an executive officer as of June 30, 2008 (note that Dr. Tsai continues to serve as an employee of the Company as of the date of this Proxy Statement, but was not designated as an executive officer as of June 30, 2008), he would have been one of the three most highly compensated executive officers of the Company other than the Chief Executive Officer and the Chief Financial Officer. No other executive officers who would have otherwise been includable in such table on the basis of their compensation for the fiscal year ended June 30, 2008 have been excluded by reason of their termination of employment or change in executive status during that year. Mr. Kirloskar did not serve as an executive officer of the Company during any part of the fiscal year ended June 30, 2007; therefore, his compensation information for fiscal year 2007 is not included in the following table. The listed individuals will be referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Stock Awards ($)(8)	Option Awards ($)(9)		Non-Equity Incentive Plan Compensation ($)(1)(11)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(12)		All Other Compensation (1)(14)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)		(g)	(h)		(i)	(j)
Richard P. Wallace	2008	695,308	368,618	(3)	3,146,195	1,360,787		1,078,422	—	(13)	19,727	6,669,057
Chief Executive Officer	2007	666,500	—		1,971,091	1,779,650	(10)	2,107,873	144,125		19,977	6,689,216

John H. Kispert	2008	586,384	—		2,678,923	1,154,102		744,122	—	(13)	19,832	5,183,363
President & Chief Operating Officer(15)	2007	563,962	—		1,505,097	1,390,451		1,605,226	308,725		20,396	5,393,857

Brian M. Martin	2008	325,000	—		446,516	—		229,125	—	(13)	18,454	1,019,095
Senior Vice President, General Counsel & Corporate Secretary	2007	76,250	100,000	(4)	57,196	—		120,574	—		1,313	355,333

Virendra A. Kirloskar Chief Accounting Officer	2008	233,959	9,057	(5)	206,910	217,058		116,638	—		41,853	825,475

Bin-ming Benjamin Tsai	2008	387,692	212,774	(6)	824,915	—		382,652	52,929		14,901	1,875,863
Executive Vice President & Chief Technology Officer	2007	261,058	—		231,615	—		577,935	257,422		11,746	1,339,776

Jeffrey L. Hall	2008	248,788	155,351	(7)	—	303,473	(10)	—	—	(13)	50,590	758,202
Former Senior Vice President & Chief Financial Officer	2007	307,615	—		413,222	403,137		583,719	42,739		20,109	1,770,541

(1)	Includes amounts deferred under the Company’s 401(k) Plan, a tax-qualified deferred compensation plan under section 401(k) of the Internal Revenue Code, and the Company’s Executive Deferred Savings Plan, a non-qualified deferred compensation program available to the executive officers and certain other employees.
(2)	Includes amounts deferred under the Company’s Executive Deferred Savings Plan.
(3)	In December 2006, following a review of the Company’s past equity award practices, the Company and certain executive officers (including Mr. Wallace, but not including any of the other named executive officers) agreed to increase the exercise price of certain then outstanding options held by such executive officers. To compensate Mr. Wallace for such increase, the Company paid a bonus to Mr. Wallace in January 2008 in the amount of $368,618. Please see footnote (10) to this Summary Compensation Table for further information.
(4)	Pursuant to a letter agreement between the Company and Mr. Martin, during fiscal year 2007, Mr. Martin received a signing bonus of $100,000 in connection with his commencement of employment with the Company.

(5)	Following a review of the Company’s past equity award practices, the Company commenced an offer to its employees to amend or replace certain retroactively priced stock options in its Schedule TO filed with the SEC on February 27, 2007 (the “409A Tender Offer”). Mr. Kirloskar elected to participate in the 409A Tender Offer and tendered his eligible stock options. Accordingly, in June 2007, the Company and Mr. Kirloskar agreed to increase the exercise price of certain then outstanding options held by Mr. Kirloskar. In accordance with the terms of the 409A Tender Offer, to compensate Mr. Kirloskar for such increase, the Company paid a bonus to Mr. Kirloskar in January 2008 in the amount of $9,057.
(6)	Pursuant to a letter agreement between the Company and Dr. Tsai, Dr. Tsai received a hiring bonus of $800,000 payable in four equal annual installments starting with the first anniversary of his re-hire date. The bonus amount shown for Mr. Tsai for fiscal year 2008 includes $200,000 paid as the first installment of such hiring bonus and $12,774 paid as a spot bonus.
(7)	Mr. Hall held retroactively priced stock options that were granted to him prior to his becoming an executive officer of the Company. However, Mr. Hall was an executive officer of the Company at the time the Company commenced the 409A Tender Offer and, as a result, was not eligible to participate in the offer. Accordingly, on November 8, 2007, the Company and Mr. Hall agreed (through the same form of agreement as those in effect for the Company’s employees who participated in the 409A Tender Offer) to increase the exercise price of certain then outstanding options held by Mr. Hall. To compensate Mr. Hall for such increase, the Company paid a bonus to Mr. Hall in January 2008 in the amount of $155,351. Please see footnote (10) to this Summary Compensation Table for further information.
(8)	The amounts shown in column (e) are the FAS 123R compensation costs recognized for financial statement reporting purposes for the 2008 and 2007 fiscal years with respect to restricted stock units (“RSUs”) awarded to the named executive officers, whether in the 2008, 2007 or other prior fiscal year. The compensation costs are based on the FAS 123R grant date fair value of each RSU award, and the dollar amounts reported in column (e) do not take into account any estimated forfeitures related to service-based vesting conditions. Such grant date fair value has been calculated on the basis of the fair market value of the Company’s Common Stock on the respective grant date of each RSU award.
(9)	The amounts shown in column (f) are the FAS 123R compensation costs recognized for financial statement reporting purposes for the 2008 and 2007 fiscal years with respect to stock options granted to the named executive officers, regardless of the year in which such stock options were granted. The compensation costs are based on the FAS 123R grant date fair value of each option grant, and the dollar amounts reported in column (f) do not take into account any estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the FAS 123R grant date fair value of grants made during fiscal year 2007 are set forth in Note 6 to the Company’s consolidated financial statements for the fiscal year ended June 30, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 20, 2007. For information on the valuation assumptions for grants made prior to fiscal year 2007, see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the respective fiscal year. The Company did not grant any stock options to any of the named executive officers during fiscal year 2008.
(10)	In connection with the Company’s review of its past equity award practices, it was determined that the actual measurement dates that should have been used for financial accounting purposes for certain stock options granted to Company employees, including certain of the named executive officers, differed from the measurement dates previously used by the Company in accounting for those grants. Accordingly, the Company entered into agreements to increase the exercise price for those options, including the agreements described in footnotes (3) and (7) to this Summary Compensation Table with Messrs. Wallace and Hall. To compensate those officers for such increases, the Company paid the bonus amounts described in footnotes (3) and (7) to this Summary Compensation Table in January 2008, and these bonus amounts are reflected in the incremental fair value of those amended options. The incremental compensation cost recognized for financial statement reporting purposes for the 2007 fiscal year with respect to the amendment of such options held by Mr. Wallace was $184,752, which amount is included in the FAS 123R compensation cost of Mr. Wallace’s options for the 2007 fiscal year. The incremental compensation cost recognized for financial statement reporting purposes for the 2008 fiscal year with respect to the amendment of such options held by Mr. Hall was $70,559, which amount is included in the FAS 123R compensation cost of Mr. Hall’s options for the 2008 fiscal year. Please see footnote (10) to the Grants of Plan-Based Awards table for further information. Assumptions used in the calculation of the FAS 123R grant date fair value of grants made during fiscal year 2008 are set forth in Note 7 to the Company’s consolidated financial statements for the fiscal year ended June 30, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 7, 2008.
(11)	The amounts shown in column (g) for the 2008 fiscal year reflect the following payments earned by each named executive officer under the Company’s 2008 Performance Bonus Plan: Mr. Wallace: $1,078,422; Mr. Kispert: $744,122; Mr. Martin: $229,125; Mr. Kirloskar: $48,320; and Dr. Tsai: $382,652. In addition, during the 2008 fiscal year, Mr. Kirloskar earned bonuses of $22,315 under the Company’s FY08 Vice President PFO Incentive Plan and $46,003 under the Company’s 2008 Annual Incentive Bonus Plan prior to becoming an executive officer of the Company.

The amounts shown in column (g) for the 2007 fiscal year reflect amounts earned under the Company’s Executive Incentive Plan (“EIP”) and the Company’s Outstanding Corporate Performance Executive Bonus Plan (“OCPB”). The amount earned by each named executive officer under each such plan is as follows:

Name	Payout Under EIP for Fiscal Year 2007 ($)	Payout Under OCPB for Fiscal Year 2007 ($)	Total ($)
Richard P. Wallace	774,873	1,333,000	2,107,873
John H. Kispert	590,096	1,015,130	1,605,226
Brian M. Martin	44,324	76,250	120,574
Bin-ming Benjamin Tsai	212,454	365,481	577,935
Jeffrey L. Hall	214,580	369,139	583,719

(12)	The amounts in column (h) represent investment earnings credited during fiscal year 2008 and fiscal year 2007 to each named executive officer’s deferred compensation account under the Company’s Executive Deferred Savings Plan. The credited earnings correspond to the actual market earnings on a select group of investment funds utilized to track the notional investment return on the named executive officer’s account balance for fiscal year 2008 and fiscal year 2007. The Company has not made any determination as to which portion of such earnings may be considered above market for purposes of this Summary Compensation Table and has elected to report the entire amount of such earnings.
(13)	During fiscal year 2008, the investment returns on the deferred compensation accounts under the Company’s Executive Deferred Savings Plan for certain executive officers were negative and are therefore not considered above market for purposes of the Summary Compensation Table and not reported in the Summary Compensation Table above. The aggregate investment losses during fiscal year 2008 for such accounts were as follows: Mr. Wallace: $64,640; Mr. Kispert: $123,195; Mr. Martin: $152; and Mr. Hall: $8,711.
(14)	Amounts presented in column (i) consist of the following:

For the fiscal year ended June 30, 2008:

Name	Company Matching Contribution to 401(k) Plan ($)	Patent Award ($)	Reimbursement of (or Imputed Income for) Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premiums ($)	Vacation Accrual ($)	Housing, Moving and Other Relocation Costs ($)	Tax Gross- Up Amounts ($)	Total ($)
Richard P. Wallace	3,000	—	16,185	542	—	—	—	19,727
John H. Kispert	3,000	—	16,376	456	—	—	—	19,832
Brian M. Martin	2,044	—	16,178	232	—	—	—	18,454
Virendra A. Kirloskar	3,000	—	600	183	—	19,157	18,913	41,853
Bin-ming Benjamin Tsai	3,000	3,701	7,923	277	—	—	—	14,901
Jeffrey L. Hall	3,000	—	7,319	251	40,020	—	—	50,590

For the fiscal year ended June 30, 2007:

Name	Company Matching Contribution to 401(k) Plan ($)	Patent Award ($)	Reimbursement of Financial Planning and Tax Preparation Costs ($)	Cost of Annual Physical Exam ($)	Term Life Insurance Premiums ($)	Total ($)
Richard P. Wallace	3,000	—	16,457	—	520	19,977
John H. Kispert	3,000	—	16,954	—	442	20,396
Brian M. Martin	1,250	—	—	—	63	1,313
Bin-ming Benjamin Tsai	—	3,577	7,949	—	220	11,746
Jeffrey L. Hall	3,000	—	16,272	595	242	20,109

(15)	Mr. Kispert served as the Company’s Chief Financial Officer as of June 30, 2008. As of the date of this Proxy Statement, Mr. Kispert no longer serves in such role. Effective January 1, 2009, Mr. Kispert will no longer be an employee of the Company.

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer during the fiscal year ended June 30, 2008 under a compensation plan. No stock appreciation rights were granted to any of the named executive officers during the fiscal year ended June 30, 2008.

Name and Principal Position	Grant Date		Potential Payouts Under Non-Equity Incentive Plan Awards				Potential Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(5)
			Threshold ($)		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Richard P. Wallace	—	(1)	280,000	(2)	700,000	2,275,000
Chief Executive Officer	8/8/07	(3)					25,000	50,000	62,500			3,669,375
	8/13/07	(4)					0	25,000	25,000			1,491,500

John H. Kispert	—	(1)	212,400	(2)	531,000	1,725,750
President & Chief Operating Officer	8/8/07	(3)					25,000	50,000	62,500			3,669,375
	8/13/07	(4)					0	25,000	25,000			1,491,500

Brian M. Martin	—	(1)	65,000	(2)	162,500	528,125
Senior Vice President, General Counsel & Corporate Secretary	8/8/07	(3)					1,875	3,750	4,687			275,174

Virendra A. Kirloskar	—	(1)	13,706	(2)	34,265	111,361
Chief Accounting Officer	—	(8)	0		68,680	137,360
	—	(9)	0		34,340	34,340
	11/15/07	(6)					6,000	6,000	6,000			294,660
	5/5/08	(7)					8,000	8,000	8,000			356,560

Bin-ming Benjamin Tsai	—	(1)	108,080	(2)	270,200	878,150
Executive Vice President & Chief Technology Officer	8/8/07	(3)

Jeffrey L. Hall	—	(1)	78,000	(2)	195,000	633,750	7,500	15,000	18,750			1,100,813
Former Senior Vice President &	8/8/07	(3)					7,500	15,000	18,750			1,100,813
Chief Financial Officer	11/6/07	(10)								1,521	50.51	3,352
	11/6/07	(10)								1,046	50.51	2,306
	11/6/07	(10)								625	50.51	1,378
	11/6/07	(10)								1,700	40.86	8,281
	11/6/07	(10)								7,700	45.25	54,919
	11/6/07	(10)								1,896	37.43	323

(1)	The amounts in this line reflect the potential payouts (threshold, target and maximum) under the Company’s Performance Bonus Plan (the “Bonus Plan”) based on the Company’s performance for the 2008 fiscal year. In August 2008, following the completion of fiscal year 2008, the Company’s actual performance was measured against the pre-established performance targets, and based on that measurement the actual bonus amount under the Bonus Plan was calculated for each named executive officer. That bonus amount is included in the amount disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”
(2)	The threshold amount is calculated as the minimum amount that would have been payable under the fiscal year 2008 Bonus Plan to the applicable named executive officer assuming satisfaction of the initial performance threshold required to fund the Bonus Plan, multiplied by 80% (which represented the largest possible downward adjustment, based on individual performance criteria, that could have been made by the Compensation Committee or the independent members of the Board of Directors (as applicable) under the terms of the fiscal year 2008 Bonus Plan).
(3)	Reflects awards of performance shares that have both a performance-vesting component tied to the Company’s operating income for the 2008 fiscal year and a service-vesting component tied to continued service beyond that fiscal year. The performance vesting component has, on the basis of the Company’s attained level of operating income for the 2008 fiscal year, been earned at a level of 104.58% of target, and each of the named executive officers accordingly has the opportunity to earn up to 104.58% of the target number of shares underlying his performance share award, if he satisfies the applicable service-vesting requirements. Fifty percent (50%) of the earned shares will vest on August 8, 2009, and the remaining fifty percent (50%) will vest on August 8, 2011, provided the named executive officer continues in the Company’s employ through each applicable vesting date. The underlying shares may also vest on an accelerated basis in the event his employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”
(4)	Reflects supplemental awards of performance shares that have both a performance-vesting component tied to strategic objectives established for the 2008 fiscal year for each individual by the Compensation Committee or the independent members of the Board of Directors, as more fully described under “Compensation Discussion and Analysis,” and a service-vesting component tied to continued service beyond that fiscal year. The performance vesting component has, on the basis of the satisfaction by Messrs. Wallace and Kispert of their respective strategic objectives for the 2008 fiscal year, been earned at a level of 100% of target, and each of Messrs. Wallace and Kispert accordingly has the opportunity to earn up to 100% of the target number of shares underlying his supplemental performance share award, if he satisfies the applicable service-vesting requirements. Fifty percent (50%) of the earned shares will vest on August 13, 2009, and the remaining fifty percent (50%) will vest on August 13, 2011, provided the officer continues in the Company’s employ through each applicable vesting date. The underlying shares may also vest on an accelerated basis in the event his employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”
(5)	The dollar value reported in column (k) with respect to options represents the grant date fair value of each option determined in accordance with the provisions of FAS 123R. A discussion of valuation assumptions used in the FAS 123R calculation of grant date fair value is set forth in Note 7 to the Company’s audited financial statements for the fiscal year ended June 30, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 7, 2008.

The dollar value reported in column (k) with respect to RSU and performance share awards represents the grant date fair value of each such award based on the fair market value of the underlying shares of the Company’s Common Stock (measured at the maximum potential payout under the award) on the award date.
(6)	Reflects an award of an RSU, as part of the Company’s annual RSU grants to non-executive employees (at the time of such grant, Mr. Kirloskar was not an executive officer of the Company), which RSU award has only a service-vesting component tied to continued service beyond fiscal year 2008. Fifty percent (50%) of the shares subject to the RSU will vest on November 15, 2009, and the remaining fifty percent (50%) will vest on November 15, 2011, provided Mr. Kirloskar continues in the Company’s employ through each applicable vesting date. The underlying shares may also vest on an accelerated basis in the event his employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”
(7)

Reflects an award of an RSU granted to Mr. Kirloskar in connection with his promotion to Chief Accounting Officer during fiscal year 2008, which RSU award has only a service-vesting component tied to continued

service beyond fiscal year 2008. Fifty percent (50%) of the shares subject to the RSU will vest on May 5, 2010, and the remaining fifty percent (50%) will vest on May 5, 2012, provided Mr. Kirloskar continues in the Company’s employ through each applicable vesting date. The underlying shares may also vest on an accelerated basis in the event his employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

(8)	The amounts in this line reflect the potential payouts (threshold, target and maximum) under the Company’s Annual Incentive Bonus Plan (in each case, prorated for the portion of the fiscal year (July 1, 2007 through March 31, 2008) that Mr. Kirloskar participated in such plan) based on certain financial and corporate strategic objectives established for the 2008 fiscal year, as well as individual performance. In August 2008, following the completion of fiscal year 2008, the Company’s actual performance was measured against the pre-established financial and strategic targets, and based on that measurement the actual bonus amount under such plan was calculated for Mr. Kirloskar. That bonus amount is included in the amount disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”
(9)	The amounts in this line reflect the potential payouts (threshold, target and maximum) under the Company’s Vice President PFO (Profit from Operations) Incentive Plan (in each case, prorated for the portion of the fiscal year (July 1, 2007 through March 31, 2008) that Mr. Kirloskar participated in such plan) based on the Company’s achievement of profit from operations against the target established for the 2008 fiscal year. In August 2008, following the completion of fiscal year 2008, the Company’s actual performance was measured against the pre-established profit from operations target, and based on that measurement the actual bonus amount under such plan was calculated for Mr. Kirloskar. That bonus amount is included in the amount disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”
(10)	On November 6, 2007, the Compensation Committee of the Company’s Board of Directors approved amendments to certain stock options held by Mr. Hall that increased the per share exercise prices previously in effect for such options, and, in exchange for such amendments, Mr. Hall became entitled to receive a cash bonus from the Company in January 2008 in an amount equal to the total increase to the exercise prices in effect for the amended options. For financial statement purposes, the transaction is recorded as an exchange of each lower-priced option for the higher-priced amended option (and the amended options are therefore reflected in the table above as new grants during fiscal year 2008), and the Company must recognize additional compensation expense equal to the incremental fair value resulting from the deemed exchange. Both the increase in the exercise price and the offsetting cash bonus are taken into account in the determination of the net incremental fair value. For each amended option, the grant date fair value set forth in the table above is equal to such incremental fair value, as computed as of the amendment date in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of June 30, 2008.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (9)
Richard P. Wallace	56,250	(1)	18,750	41.79	9/21/2014
Chief Executive Officer	10,500	(2)	750	40.66	8/2/2014
	17,500	(2)	1,250	45.16	4/26/2014
	14,000	(2)	1,000	58.10	1/27/2014
	28,000	(1)	2,000	53.86	10/27/2013
	23,333	(1)	26,667	52.53	2/17/2013
	68,750	(1)	56,250	47.95	9/26/2012
	20,000	(3)		34.67	1/28/2013
	12,500	(3)		51.23	7/30/2013
	10,000	(3)		37.05	11/8/2012
	1,000	(3)		40.14	5/22/2013
	9,000	(3)		29.31	10/2/2011
	16,500	(3)		45.25	10/2/2011
	3,792	(3)		32.75	4/4/2011
	4,667	(3)		50.82	4/4/2011
	3,791	(3)		26.25	11/10/2010
	3,209	(3)		32.88	11/10/2010
	2,014	(3)		44.69	8/13/2010
	17,155	(3)		44.69	8/13/2010
						62,500	(6)	2,544,375
						25,000	(6)	1,017,750
						62,500	(7)	2,544,375
						75,000	(8)	3,053,250
						41,111	(8)	1,673,629
						25,000	(8)	1,017,750

John H. Kispert	56,250	(1)	18,750	41.79	9/21/2014
President & Chief Operating	10,500	(2)	750	40.66	8/2/2014
Officer	17,500	(2)	1,250	45.16	4/26/2014
	14,000	(2)	1,000	58.10	1/27/2014
	28,000	(1)	2,000	53.86	10/27/2013
	11,666	(1)	13,334	52.53	2/17/2013
	41,250	(1)	33,750	47.95	9/26/2012
	12,500	(3)		51.23	7/30/2013
	11,250	(3)		34.67	1/28/2013
	5,625	(3)		37.05	11/8/2012
	14,000	(3)		35.25	10/2/2011
	2,667	(3)		50.82	4/4/2011
	1,000	(3)		32.88	11/10/2010
	8,658	(3)		66.81	8/13/2010
						62,500	(6)	2,544,375
						25,000	(6)	1,017,750
						62,500	(7)	2,544,375
						50,000	(8)	2,035,500
						48,333	(8)	1,967,636

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)
Brian M. Martin						4,687	(6)	190,808
Senior Vice President, General						28,000	(7)	1,139,880
Counsel & Corporate Secretary

Virendra A. Kirloskar	2,817	(4)	3,250	39.89	9/16/2014
Chief Accounting Officer	1,192	(5)	2,925	39.89	9/16/2014
	680	(2)	80	40.66	8/2/2014
	1,133	(2)	134	45.16	4/26/2014
	1,493	(2)	107	58.10	1/27/2014
	2,986	(1)	214	53.86	10/27/2013
	5,500	(1)	4,500	47.95	9/26/2012
	2,500	(3)		39.35	5/21/2013
						8,000	(7)	325,680
						6,000	(7)	244,260
						8,000	(7)	325,680
						6,100	(8)	248,331

Bin-ming Benjamin Tsai						18,750	(6)	763,313
Executive Vice President & Chief						50,000	(7)	2,035,500
Technology Officer

Jeffrey L. Hall	3,250	(3)		51.23	7/30/2013
Former Senior Vice President &	6,250	(3)		52.53	2/17/2013
Chief Financial Officer	15,000	(3)		47.95	9/26/2012
	7,700	(3)		45.25	10/2/2011
	1,700	(3)		40.86	10/2/2011
	1,657	(3)		46.67	7/10/2011
	1,046	(3)		50.51	7/10/2011
	10,000	(3)		46.67	7/10/2011
	11,000	(3)		46.67	7/10/2011
	405	(3)		46.67	7/10/2011
	4,182	(3)		46.67	7/10/2011
	1,521	(3)		50.51	7/10/2011
	5,375	(3)		46.67	7/10/2011
	625	(3)		50.51	7/10/2011

(1)	These particular options are part of a grant that vests over a five-year period of service with the Company measured from the grant date. Information concerning that grant is set forth below. 20% of the total number of shares subject to that grant vest and become exercisable upon completion of one year of service measured from the grant date, and the remaining 80% vests in equal installments on a monthly basis for the subsequent 48 months of service. For Messrs. Wallace and Kispert, the option will vest on an accelerated basis in the event their employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

Name	Option Grant Date	Total Number of Shares Granted	Number of Shares Exercised Before July 1, 2008
Richard P. Wallace	9/21/2004	75,000	—
	10/27/2003	30,000	—
	2/17/2006	50,000	—
	9/26/2005	125,000	—

John H. Kispert	9/21/2004	75,000	—
	10/27/2003	30,000	—
	2/17/2006	25,000	—
	9/26/2005	75,000	—

Virendra A. Kirloskar	9/26/2005	10,000	—
	10/27/2003	3,200	—

(2)	These particular options are part of a grant that vests over a period of service with the Company measured from the grant date. Information concerning that grant is set forth below. 20% of the total number of shares subject to that grant vested and became exercisable on October 27, 2004, and the remaining 80% vests in equal installments on a monthly basis for the subsequent 48 months of service. For Messrs. Wallace and Kispert, the option will vest on an accelerated basis in the event their employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

Name	Option Grant Date	Total Number of Shares Granted	Number of Shares Exercised Before July 1, 2008
Richard P. Wallace	8/2/2004	11,250	—
	4/26/2004	18,750	—
	1/27/2004	15,000	—

John H. Kispert	8/2/2004	11,250	—
	4/26/2004	18,750	—
	1/27/2004	15,000	—

Virendra A. Kirloskar	8/2/2004	1,200	440
	4/26/2004	2,000	733
	1/27/2004	1,600	—

(3)	This option is fully vested and exercisable.
(4)	This particular option is part of a grant on September 16, 2004 to purchase 9,967 shares of the Company’s Common Stock (3,900 of which had been exercised before July 1, 2008) that vests over a period of service with the Company measured from the grant date. One share subject to the grant vested and became exercisable on November 16, 2005, and the remaining shares vest in equal installments on a monthly basis for the subsequent 46 months of service.
(5)	This particular option is part of a grant on September 16, 2004 to purchase 6,500 shares of the Company’s Common Stock (2,383 of which had been exercised before July 1, 2008) that vests over a six-year period of service with the Company measured from the grant date. Twenty percent (20%) of the total number of shares subject to that grant vested and became exercisable upon completion of two years of service measured from the grant date, and the remaining 80% vests in equal installments on a monthly basis for the subsequent 48 months of service.

(6)	These grants represent the maximum number of shares of the Company’s Common Stock that could have been earned under performance share awards that were granted to the applicable executive officer in August 2007 in connection with their service during fiscal year 2008. In August 2008, following the completion of the Company’s fiscal year 2008, the Compensation Committee of the Company’s Board of Directors reviewed the level of achievement during the fiscal year of the applicable performance criteria for the awards and determined the actual number of shares that could be earned under such performance share award, if the applicable officer satisfies the applicable service-vesting requirements. Because the actual number of shares earned under the performance share award was not determined until after June 30, 2008, the table above sets forth the maximum number of shares that could have been earned under the applicable performance share award for fiscal year 2008. The actual number of shares earned under the performance share award vest upon a four-year period of service with the Company measured from the award date. Each performance share represents the right to receive one share of the Company’s Common Stock upon the vesting of that unit. Fifty percent (50%) of the total number of shares underlying that award will vest and become issuable upon completion of two years of service measured from the award date, and the remaining fifty percent (50%) will vest and become issuable upon completion of four years of service measured from the award date. For Messrs. Wallace, Kispert and Martin, the awards will vest on an accelerated basis in the event their employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.” Information concerning the award is set forth below.

Name	Performance Share Award Date	Maximum Number of Shares Subject to Award at Time of Grant	Actual Number of Shares Subject to Award After Review of FY2008 Performance Criteria	Number of Shares Vested and Issued Before July 1, 2008
Richard P. Wallace	8/8/2007	62,500	52,291	—
	8/13/2007	25,000	25,000	—

John H. Kispert	8/8/2007	62,500	52,291	—
	8/13/2007	25,000	25,000	—

Brian M. Martin	8/8/2007	4,687	3,922	—

Bin-ming Benjamin Tsai	8/8/2007	18,750	15,588	—

(7)	These particular RSUs are part of an award that vests upon a four-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of the Company’s Common Stock upon the vesting of that unit. Information concerning the RSU award is set forth below. Fifty percent (50%) of the total number of shares underlying that award will vest and become issuable upon completion of two years of service measured from the award date, and the remaining fifty percent (50%) will vest and become issuable upon completion of four years of service measured from the award date. For Messrs. Wallace, Kispert, Martin and Kirloskar, the RSUs will vest on an accelerated basis in the event their employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2008
Richard P. Wallace	9/19/2006	62,500	—

John H. Kispert	9/19/2006	62,500	—

Brian M. Martin	5/8/2007	28,000	—

Bin-ming Benjamin Tsai	2/13/2007	50,000	—

Virendra A. Kirloskar	9/19/2006	8,000	—
	11/15/2007	6,000	—
	5/5/2008	8,000	—

(8)	These particular RSUs are part of an award that vests upon a five-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of the Company’s Common Stock upon the vesting of that unit. Information concerning the RSU award is set forth below. Fifty percent (50%) of the total number of shares underlying that award will vest and become issuable upon completion of four years of service measured from the award date, and the remaining fifty percent (50%) will vest and become issuable upon completion of five years of service measured from the award date. For Messrs. Wallace and Kispert, the RSUs will vest on an accelerated basis in the event their employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2008
Richard P. Wallace	2/17/2006	75,000	—
	9/26/2005	25,000	—
	10/18/2004	41,111	—

John H. Kispert	2/17/2006	50,000	—
	10/18/2004	48,333	—

Virendra A. Kirloskar	10/18/2005	6,100	—

(9)	Calculated based on the $40.71 closing price per share of the Company’s Common Stock on June 30, 2008.

Option Exercises

The following table sets forth information with respect to exercise of options during the fiscal year ended June 30, 2008 by the named executive officers. No stock appreciation rights were held or exercised by the named executive officers, and no shares of the Company’s Common Stock subject to restricted stock or RSU or performance share awards held by the named executive officers vested during the fiscal year ended June 30, 2008.

	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Virendra A. Kirloskar	4,883	$89,815	(1)
Chief Accounting Officer

Jeffrey L. Hall	28,142	$173,088	(1)
Former Senior Vice President & Chief Financial Officer

(1)	Based on the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.

Nonqualified Deferred Compensation

The Company has established the Executive Deferred Savings Plan in order to provide its executive officers and other key employees with the opportunity to defer all or portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer between 5 to 100% of his or her salary, commissions and bonuses for the fiscal year. The deferred amount is credited to an account maintained in his or her name on the Company’s books. The portion of the account attributable to the participant’s deferred salary, commissions and bonuses under the Company’s annual bonus plans (other than the Company’s former Outstanding Corporate Performance Executive Bonus Plan) is fully vested at all times. Bonuses deferred under the Company’s Outstanding Corporate Performance Executive Bonus Plan (which plan was in effect for years prior to fiscal year 2008) and other Company contributions credited to the participant’s account may be subject to such vesting and distribution limitations as the Company may impose at the time those amounts are credited. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. There are a total of 23 investment funds available for selection under the plan, and the participant may change his or her investment elections on a daily basis. The participant may elect to receive his or her vested account balance upon termination of employment or at an earlier designated date. The distribution may, at the participant’s election, be made in a lump sum or in quarterly installments over a period ranging from five years to fifteen years, depending on the circumstances triggering the distribution event. A participant can receive an early distribution of a portion of his or her vested account balance in the event of a financial hardship or in the event he or she agrees to forfeit a designated percentage of his or her remaining account balance. The Company maintains life insurance policies on the plan participants as a funding vehicle for a portion of its obligations under the plan.

The following table shows the deferred compensation activity for each named executive officer during the fiscal year ended June 30, 2008.

	Executive Contributions in Fiscal Year 2008 ($)	Company Contributions in Fiscal Year 2008 ($)	Aggregate Earnings (Losses) in Fiscal Year 2008 ($) (1)(2)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance as of June 30, 2008 ($) (5)
(a)	(b)	(c)	(d)	(e)		(f)
Richard P. Wallace Chief Executive Officer	34,765	—	(64,640)	451,772	(3)	1,339,368

John H. Kispert President & Chief Operating Officer	—	—	(123,195)	467,054	(3)	1,462,655

Brian M. Martin Senior Vice President, General Counsel & Corporate Secretary	8,125	—	(152)	—		7,972

Virendra A. Kirloskar Chief Accounting Officer	—	—	—	—		—

Bin-ming Benjamin Tsai Executive Vice President & Chief Technology Officer	717,678	—	52,929	232,672	(4)	3,684,995

Jeffrey L. Hall Former Senior Vice President & Chief Financial Officer	—	—	(8,711)	178,074	(3)	46,632

(1)	The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable executive officer for purposes of tracking the notional investment return on his account balance for fiscal year 2008. Positive amounts reported in this column (d) for each named executive officer are also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(2)	The 23 investment funds named below were available for selection under the Executive Deferred Savings Plan for fiscal year 2008. The rate of return for each such fund for fiscal year 2008 was as follows:

Name of Fund	% Rate of Return for Fiscal Year 2008
AIM Global Health Care Fund A	-4.43%
AIM Technology Fund: Class A	-11.43%
AIM Utilities: Class C	3.76%
American Funds Growth Fund	-6.28%
DWS Dreman Small Mid Cap Value	-15.81%
DWS VIT Small Cap Index	-16.62%
Janus Aspen Series Worldwide Fund	-20.28%
PIMCO Total Return Fund	10.91%
Royce Micro-Cap: Invesetor Class	-11.59%
Royce Small Cap	-9.81%
Rydex Energy	34.32%
Transamerica Capital Guardian Global	-11.14%
T. Rowe Price Blue Chip Growth	-7.65%
T. Rowe Price Equity Income Fund	-17.42%
T. Rowe Price International Stock	-6.38%
T. Rowe Price Mid Cap Growth	-4.76%
Vanguard Balanced Index Fund	-3.53%
Vanguard Equity Index	-13.18%
Vanguard High-Yield Corporate	-2.02%
Vanguard International Growth	-6.24%
Vanguard REIT Index Fund	-13.95%
Vanguard Total Bond Market Index	7.20%
Wells Fargo Cash Investment MM	4.18%

(3)	Bonus amounts earned under the Company’s OCPB for years prior to fiscal year 2007 were made in three equal annual installments, with the second and third installments credited as Company contributions to the executive officer’s account and eligible for distribution on the one-year and two-year anniversaries, respectively, of the date the deferred bonus amount was so credited. The amount disclosed in column (e) represents the amount of bonuses earned by the applicable named executive officer under the OCPB for fiscal years 2005 and 2006 that vested during fiscal year 2008 and that such executive officer elected to have distributed.
(4)	Dr. Tsai left the Company in January 2005 and then rejoined the Company in October 2006. His departure in January 2005 triggered a series of annual distributions of funds held in his account at the time of his departure under the Company’s Executive Deferred Savings Plan. These annual distributions are unaffected by Dr. Tsai’s return to the Company.
(5)	Includes for each named executive officer amounts reported for him in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for fiscal year 2007 (and, as applicable, positive amounts reported in such column for fiscal year 2008).

Potential Payments Upon Termination or Change of Control

On February 17, 2006, the Board of Directors adopted the Executive Severance Plan (“Plan”). The Plan will provide certain compensation and benefits in the event the participant’s employment with the Company terminates under certain defined circumstances. In exchange for receiving severance benefits under the Plan, the participant will be subject to a non-compete covenant and non-solicitation restrictions for the period of time co-terminous with the period for which he or she will receive continued compensation and benefits under the Plan.

The named executive officers participating in the Plan are Richard P. Wallace (the Company’s Chief Executive Officer), John H. Kispert (the Company’s President and Chief Operating Officer), Brian M. Martin (the Company’s Senior Vice President, General Counsel and Corporate Secretary), and Virendra A. Kirloskar (the Company’s Chief Accounting Officer).

If Messrs. Wallace, Kispert, Martin or Kirloskar is terminated other than for cause, or voluntarily resigns for good reason, prior to a change of control, then such officer will receive (i) salary continuation payments for two years, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on such officer’s annual incentive bonus for the then-most recently completed fiscal year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) pro-rated vesting of all of his outstanding equity awards through the end of the month of his termination or resignation, and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award.

If Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, within two years following a change of control, he will receive (i) salary continuation payments for three years, (ii) an amount equal to three times his average annual bonus for the preceding three completed fiscal years, payable in equal installments over the salary continuation period, (iii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation, (iv) 100% vesting acceleration of all of his outstanding equity awards, (v) an additional $2,000 per month for the three-year severance period and (vi) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award.

If Mr. Kispert or Mr. Martin is terminated other than for cause, or voluntarily resigns for good reason, within two years following a change of control, then such officer will receive (i) salary continuation payments for two years, (ii) an amount equal to two times his average annual bonus for the preceding three completed fiscal years (or, if an officer has been employed by the Company for at least three full fiscal years, an amount equal to such officer’s target bonus for the fiscal year of his termination or resignation), payable in equal installments over the salary continuation period, (iii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation, (iv) 100% vesting acceleration of all of his outstanding equity awards, (v) an additional $2,000 per month for the two-year severance period and (vi) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award.

In addition, Messrs. Wallace, Kispert and Martin will each be entitled under certain circumstances to a full tax gross-up payment to cover any excise tax liability they may incur under Internal Revenue Code Section 4999 and the resulting income and employment tax liability attributable to that payment, should the benefits to which they become entitled in connection with a change of control constitute parachute payments that exceed by more than $50,000 the maximum parachute payment otherwise allowable under the federal tax laws without the imposition of Section 4999 excise tax.

The Plan also contains a mitigation provision in which the benefits payable are subject to reduction to the extent the participant earns post-termination compensation from sources other than the Company.

The following table shows the estimated amounts that would have been payable to Messrs. Wallace, Kispert, Martin and Kirloskar upon the occurrence of the indicated event, had the applicable event occurred on June 30, 2008. The amount attributable to the accelerated vesting of stock options, performance shares and restricted stock units is based upon the fair market value of the Company’s Common Stock on the last trading day of fiscal year 2008. That value was $40.71 per share, as reported on the NASDAQ Global Select Market on June 30, 2008. The actual compensation and benefits the officer would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of the Company’s Common Stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

				Stock Options
Name	Event	Salary/ Bonus Continuation & Additional Monthly Payments ($)	Pro-rated Bonus ($)	Accelerated Vesting of Stock Options ($)	Extension of Post- Termination Exercise Period ($)	Accelerated Vesting of Stock Awards ($)	Excise Tax Gross-Up ($)	Total ($)
Richard P. Wallace Chief Executive Officer	Termination without Cause or for Good Reason (1)	1,400,000	2,107,873	—	57,817	5,204,081	—	8,769,771

	Termination without Cause or for Good Reason following Change of Control (1)(2)	6,257,356	2,107,873	38	108,405	11,435,520	5,296,150	25,205,342

John H. Kispert President & Chief Operating Officer (3)	Termination without Cause or for Good Reason (1)	1,180,000	1,605,226	—	28,909	4,342,006	—	7,156,141

	Termination without Cause or for Good Reason following Change of Control (1)(2)	3,503,997	1,605,226	38	54,202	9,694,028	3,120,343	17,977,834

Brian M. Martin Senior Vice President, General Counsel & Corporate Secretary	Termination without Cause or for Good Reason (1)	650,000	120,574	—	—	342,045	—	1,112,619

	Termination without Cause or for Good Reason following Change of Control (1)(2)	860,500	120,574	—	—	1,299,545	—	2,280,619

Virendra A. Kirloskar Chief Accounting Officer	Termination without Cause or for Good Reason (1)	540,000	188,696	—	—	317,375	—	1,046,071

(1)

For purposes of the Plan, “Cause” means (A) outside of the two-year period following a Change of Control, the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony; (ii) the participant’s gross misconduct; (iii) any material act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company, or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action, and (B) within the two-year period following a Change of Control, the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (ii) the participant’s willful gross misconduct with regard to the Company that is materially injurious to the Company; (iii) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of the participant or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action.

For purposes of the Plan, “Good Reason” means (A) outside of the two-year period following a Change of Control, the occurrence of any of the following events: (i) a material reduction of the participant’s duties, title, authority or responsibilities; (ii) a reduction in the participant’s base salary, other than a reduction that applies to other executives generally; (iii) a material reduction in the aggregate level of the participant’s employee benefits, or overall compensation, other than a reduction that applies to other executives generally; or (iv) the relocation of the participant’s office more than thirty-five (35) miles from its then present location, unless such relocated office is closer to the participant’s then principal residence, and (B) within the two-year period following a Change of Control, the occurrence of any of the events listed above in this paragraph except that any reduction in the participant’s base salary shall constitute Good Reason even if such reduction applies to other executives generally; provided however, that in no event shall Good Reason exist unless the participant provides the Company with thirty (30) days written notice specifying in detail the grounds for a purported Good Reason resignation and the Company fails to cure the purported grounds for the Good Reason within such thirty (30) day notice period.
(2)	For purposes of the Plan, a “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) a change in the composition of the Company’s Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors (where “Incumbent Directors” means directors who either (A) were directors of the Company as of February 16, 2006 or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company).
(3)	Effective January 1, 2009, Mr. Kispert will no longer be an employee of the Company. In connection with his departure, Mr. Kispert and the Company have entered into a Severance and Consulting Agreement, pursuant to which Mr. Kispert will be entitled to the compensation and benefits described in the Current Report on Form 8-K filed by the Company with the SEC on August 28, 2008.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information	The following table provides information as of June 30, 2008 with respect to shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2) A	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (3) B	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column A) C
Equity Compensation Plans Approved by Stockholders (1)	17,805,097	$42.71	10,213,690	(4)(5)(6)

Equity Compensation Plans Not Approved by Stockholders (7)(8)	3,200,567	$41.56	—

Total	21,005,664	$42.48	10,213,690

(1)	Consists of the Company’s (a) 2004 Equity Incentive Plan, (b) 1982 Stock Option Plan, (c) 1997 Employee Stock Purchase Plan (the “Purchase Plan”) and (d) 1998 Outside Director Option Plan (the “Outside Director Plan”).
(2)	Includes 5,075,056 shares of Common Stock subject to restricted stock units that will entitle each holder to the issuance of one share of Common Stock for each unit that vests over the holder’s period of continued employment with the Company.
Excludes purchase rights accruing under the Purchase Plan. Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at each semi-annual purchase date (the last business day of June and December each year), up to a maximum of $25,000 worth of stock (determined on the basis of the fair market value per share on the date the purchase right is granted) for each calendar year the purchase right remains outstanding. The purchase price payable per share will be equal to eighty-five percent (85%) of the lower of (i) the closing selling price per share of Common Stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs and (ii) the closing selling price per share of Common Stock on the semi-annual purchase date.
(3)	Calculated without taking into account 5,075,056 shares of Common Stock subject to outstanding restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.
(4)	Includes shares of Common Stock available for future issuance under the 2004 Equity Incentive Plan, the Purchase Plan and the Outside Director Plan. No further shares are available for issuance under the 1982 Stock Option Plan.
(5)	As of June 30, 2008, 7,721,370 shares of Common Stock were available for issuance under the 2004 Equity Incentive Plan. Shares reserved for issuance under this plan may be issued upon the exercise of stock options or stock appreciation rights or pursuant to full value awards such as restricted stock awards or restricted stock units that vest upon the completion of designated service periods or performance units or performance shares that vest upon the attainment of prescribed performance milestones. Shares issued pursuant to full value awards made under the 2004 Equity Incentive Plan will reduce the share reserve available under such plan by 1.8 shares for every one full value share issued.
(6)	As of June 30, 2008, 970,058 shares were reserved for issuance under the Purchase Plan. This plan contains an annual automatic share renewal provision pursuant to which the number of shares of Common Stock reserved for issuance under this plan will automatically increase on the first day of each fiscal year by an amount equal to the lesser of 2,000,000 shares or the number of shares which the Company estimates will be required to issue under the plan during the forthcoming fiscal year.
(7)	Consists solely of the 2000 Non-Statutory Plan pursuant to which options have been granted to employees and consultants of the Company. The 2000 Non-Statutory Plan was terminated during the fiscal year ended June 30, 2005, and no further options may be granted under that plan.
(8)	Excludes information for options assumed by the Company in connection with acquisitions of companies. As of June 30, 2008, a total of 81,656 shares of our Common Stock were issuable upon exercise of outstanding options assumed in those acquisitions and issued under the following plans, which have not been approved by KLA-Tencor stockholders: Therma-Wave, Inc. 2000 Equity Incentive Plan (as amended), ADE Corporation 1995 Stock Option Plan, ADE Corporation 1997 Employee Stock Option Plan (as amended) and ADE Corporation 2000 Employee Stock Option Plan (as amended). The weighted average exercise price of those outstanding options is $33.38 per share. No additional options may be granted under the plans under which these options were assumed.

REPORT OF THE AUDIT COMMITTEE

Audit Committee	The Company’s Audit Committee is comprised of non-employee Directors, each of whom meets current standards of independence and financial experience requirements of The NASDAQ Stock Market. At the beginning of fiscal year 2008, the Audit Committee consisted of Messrs. Bingham, Bond, Calderoni and Kaufman, with Mr. Wang having observer status and Mr. Bingham serving as the Chairman of the Committee. On August 8, 2007, Mr. Wang was appointed as a member of the Audit Committee, replacing Mr. Bond. On November 15, 2007, Mr. Calderoni was appointed as the Chairman of the Audit Committee. On May 7, 2008, Mr. Patel was appointed as a member of the Audit Committee, replacing Mr. Bingham. From May 7, 2008 through the date of this Proxy Statement, the Audit Committee has consisted of Messrs. Calderoni, Kaufman, Patel and Wang, with Mr. Calderoni serving as the Chairman of the Committee. The Board of Directors has determined that, of the current members of the Audit Committee, both Mr. Calderoni and Mr. Patel are “audit committee financial experts” within the meaning of the rules and regulations promulgated by the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the Audit Committee that details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. The charter is reviewed at least annually for changes, as appropriate, and is posted on the Company’s website at http:/ir.klatencor.com, in the Investor Presentations and Corporate Governance section.

KLA-Tencor’s management is responsible for establishing and maintaining a system of internal controls and the financial reporting process. The Audit Committee is responsible for overseeing KLA-Tencor’s auditing, accounting and financial reporting processes, system of internal controls, and legal and ethical compliance. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. During fiscal year 2008, the Audit Committee reviewed, discussed and provided input on the Company’s audited consolidated financial statements contained in KLA-Tencor’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008. The Audit Committee also met routinely with the independent auditors, with and without members of the KLA-Tencor management team present, to evaluate and approve the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also met with the Company’s Chief Executive Officer and Chief Financial Officer to discuss and act, as necessary, on accounting issues and risks facing the Company.

The Audit Committee also discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, on a quarterly basis, the members of the Audit Committee discussed with the auditors their independence, and the auditors reaffirmed the independence of the Audit Committee members. After reviewing such information, the Audit Committee determined that the independent auditors are independent from management and KLA-Tencor. The Audit Committee also concluded that the provision of services covered by fees paid to its independent auditors was compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed with the Securities and Exchange Commission on August 7, 2008.

MEMBERS OF THE AUDIT COMMITTEE1

Robert M. Calderoni, Chairman

Stephen P. Kaufman

Kiran M. Patel2

David C. Wang3

[1]	Messrs. Bingham and Bond served as members of the Audit Committee for a portion of fiscal year 2008 (Mr. Bingham served from the start of fiscal year 2008 until his resignation from the Company’s Board of Directors May 7, 2008, and Mr. Bond served from the start of fiscal year 2008 until August 8, 2007). Neither Mr. Bingham nor Mr. Bond is currently a member of the Audit Committee.
[2]	Mr. Patel was appointed as a member of the Audit Committee on May 7, 2008.
[3]	Mr. Wang was appointed as a member of the Audit Committee on August 8, 2007.

KLA Tencor

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR each of the Class I Director Nominees (Proposal 1) and a vote FOR Proposal 2.

1. Election of Directors:

01 - Robert M. Calderoni

Class I Director

For Withhold

02 - John T. Dickson

Class I Director

For Withhold

03 - Kevin J. Kennedy

Class I Director

For Withhold

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009.

For Against Abstain

In their discretion, the proxy holders are authorized to vote on all such matters as may properly come before the meeting or at any adjournment or postponement thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

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Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X 0 1 9 5 7 5 2

<STOCK#> 00YNFA

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

KLA Tencor

Proxy — KLA-TENCOR CORPORATION

Notice of Annual Meeting of Stockholders

One Technology Drive

Milpitas, CA 95035

Proxy Solicited by Board of Directors for Annual Meeting - November 13, 2008

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA-Tencor Corporation (the “Company”), a Delaware corporation, will be held on Thursday, November 13, 2008 at 1:00 p.m., local time, in Multipurpose Rooms East and West in Building Three of the Company’s Milpitas facility, located at Three Technology Drive, Milpitas, CA 95035, for the purposes stated on the reverse side.

The undersigned hereby appoints Richard P. Wallace and Brian M. Martin, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of KLA-Tencor Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE